Exhibit 10.1

Execution Copy

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY, LIMITED PARTNERSHIP

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EXHIBITS

Exhibit A:	Initial Partnership Interests
Exhibit B:	Exclusive Series AC Assets
Exhibit C:	Shared Assets

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THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF ENBRIDGE ENERGY, LIMITED PARTNERSHIP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of July 31, 2009, is entered into by and among Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company (“Lakehead GP”), and Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation (“Wisconsin GP”), each as a general partner of the Partnership with respect to the applicable Series as set forth opposite its name on Exhibit A and, in the case of Lakehead GP, as a general partner of the Partnership generally, and Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), Enbridge Pipelines (Alberta Clipper) L.L.C., a Delaware limited liability company (“EECI Sub”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“Enbridge Partners”), each as a limited partner of the Partnership with respect to the applicable Series set forth opposite its name on Exhibit A, together with any other Persons who become Partners in the Partnership associated with any Series or the Partnership generally as provided herein.

WHEREAS, Lakehead GP, Wisconsin GP and Enbridge Partners entered into that Second Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership on October 17, 2002, as amended on September 7, 2007 (as so amended, the “Prior Agreement”); and

WHEREAS, the parties hereto have determined it to be in their respective best interests to establish and designate two separate series of partnership interests and related assets and liabilities of the Partnership in accordance with Section 17-218 of the Delaware Act, one of which is related to the Alberta Clipper Project and the other of which is related to all other assets of the Partnership, and to amend and restate the Prior Agreement in its entirety;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto do hereby amend and restate the Prior Agreement to provide in its entirety as set forth below:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“154-B Model” means the FERC Opinion No. 154-B model estimate relating to the Alberta Clipper Surcharge on file with the FERC from time to time.

“Additional Series AC Capital Contribution” has the meaning assigned to such term in Section 5.4(a).

“Adjusted Capital Account” means the Series Capital Account maintained for a Partner with respect to a Series, (i) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, (i) with respect to Enbridge Partners and its Subsidiaries, the term “Affiliate” shall exclude Enbridge Inc. and each of its Subsidiaries (other than Enbridge Partners and its Subsidiaries) and (ii) with respect to Enbridge Inc. and its Subsidiaries (other than Enbridge Partners and its Subsidiaries), the term “Affiliate” shall exclude Enbridge Partners and each of its Subsidiaries.

“Agreed Value” of property contributed by a Partner to the Partnership with respect to a Series means the fair market value of such property or other consideration at the time of contribution as reasonably determined by the Managing General Partner of such Series. The Managing General Partner of such Series shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of properties contributed by a Partner to the Partnership with respect to a Series in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each contributed property.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership, including all exhibits hereto, as it may be amended, supplemented or restated from time to time.

“Alberta Clipper Expansion Budget” means a budget and forecast approved by a Majority in Interest of Series AC Partners and setting forth the anticipated revenues and expenses for any Alberta Clipper Expansion Project that has been designated as a Series AC Asset, including any anticipated growth capital expenditures, maintenance capital expenditures, revenues, Capital Contributions and distributions related to such Alberta Clipper Expansion Project.

“Alberta Clipper Expansion Capital Requirement” has the meaning assigned to such term in Section 5.6(b).

“Alberta Clipper Expansion Project” has the meaning assigned to such term in Section 5.6(a).

“Alberta Clipper Expansion Project Terms” has the meaning assigned to such term in Section 5.6(a).

“Alberta Clipper Expansion Proposal” has the meaning assigned to such term in Section 5.6(a).

“Alberta Clipper Expansion Series” has the meaning assigned to such term in Section 5.6(d).

“Alberta Clipper Project” means (a) the U.S. segment of the proposed 36-inch diameter crude oil pipeline that will extend from Hardisty, Alberta to Superior, Wisconsin, with an initial annual capacity of 450,000 barrels per day and (b) related terminals, interconnections, tanks and pump stations located within the United States, each as more fully described in the FERC Settlement Offer.

“Alberta Clipper Surcharge” means the tariff surcharge related to the Alberta Clipper Project approved by the FERC by letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)) as described in the FERC Settlement Offer.

“Book Value” means, with respect to any property associated with a Series, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any property contributed by a Partner to the Partnership with respect to a Series shall be the Agreed Value of such property;

(b) the Book Values of all properties of a Series shall be adjusted to equal their respective fair market values as determined by the Managing General Partner of such Series in connection with (i) the acquisition of an interest in such Series by any new or existing Partner in exchange for more than a de minimis capital contribution, (ii) the distribution to a Partner of more than a de minimis amount of property of a Series as consideration for an interest in such Series, (iii) the grant of an interest in such Series (other than a de minimis interest) as consideration for the provision of services to or for the benefit of such Series by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner, (iv) the liquidation of the Partnership or any Series within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), or (v) any other event to the extent determined by the Managing General Partner of such Series to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q);

(c) the Book Value of any property of a Series distributed to a Partner shall be the fair market value of such property as reasonably determined by the Managing General Partner of such Series; and

(d) the Book Values of all properties of a Series shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts attributable to such Series pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses or Section 6.1(b)(viii); provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing General Partner of such Series reasonably determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of any property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.8.

“Capital Contribution” means, with respect to any Partner, the amount of money and the Net Agreed Value of any property contributed by such Partner to the Partnership with respect to a Series. Any reference in this Agreement to the Capital Contribution of a Partner shall include its pro rata share of any Capital Contribution of its predecessors in interest.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Claims” has the meaning assigned to such term in Section 7.7(a).

“Closing Date” means July 31, 2009.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Commission” means the U.S. Securities and Exchange Commission.

“Control Option” has the meaning assigned to such term in Section 10.1(b).

“Damages” has the meaning assigned to such term in Section 7.7(a).

“Default Capital Contribution” has the meaning assigned to such term in Section 5.4(e).

“Defaulting Series AC Partner” has the meaning assigned to such term in Section 5.4(e).

“Defaulting Series AC Partner Obligation” has the meaning assigned to such term in Section 5.4(e)(ii)(B).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such taxable year, except that with respect to any property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

“Economic Risk of Loss” has the meaning assigned to such term in Treasury Regulation Section 1.752-2(a).

“EECI” has the meaning assigned to such term in the preamble to this Agreement.

“EECI Sub” has the meaning assigned to such term in the preamble to this Agreement.

“Enbridge Inc.” means Enbridge Inc., a Canadian corporation.

“Enbridge Partners” has the meaning assigned to such term in the preamble to this Agreement.

“Enbridge Partners Long-Term Indebtedness” has the meaning assigned to such term in Section 5.5(c).

“Enbridge Pipelines Inc.” means Enbridge Pipelines Inc., a Canadian corporation.

“Entity” means a corporation, firm, limited liability company, partnership (general or limited), joint venture, trust, business trust, unincorporated organization, cooperative, association or other legal entity.

“Exclusive Series AC Assets” means all assets and rights related exclusively to the Alberta Clipper Project, including the assets and rights set forth as “Exclusive Series AC Assets” on Exhibit B hereto.

“Existing Indebtedness” means Indebtedness of the Partnership or Enbridge Partners or both existing on the Closing Date.

“Facility A1” means the credit facility designated as the A1 Credit Agreement, dated the Closing Date, by and between EECI and Enbridge Partners, as it may be amended, supplemented or restated from time to time.

“Facility B1” means the credit facility designated as the B1 Credit Agreement, dated the Closing Date, by and between Enbridge Partners and the Partnership, on behalf of the Series AC, as it may be amended, supplemented or restated from time to time.

“Facility C1” means the credit facility designated as the C1 Credit Agreement, dated the Closing Date, by and between Enbridge Partners and the Partnership, on behalf of Series AC, as it may be amended, supplemented or restated from time to time.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“FERC Settlement Offer” means the Offer of Settlement of the Partnership filed with the FERC, on June 27, 2008 in Docket No. OR08-12-000.

“Fundamental Change” has the meaning assigned to such term in Section 10.1(a).

“General Partner” means a general partner of the Partnership generally or any Series, as applicable.

“General Partner Interest” means the Partnership Interest of a General Partner in the Partnership generally or with respect to a Series (in its capacity as a General Partner without reference to any Limited Partner Interest held by it).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Service Date” means the “In-Service Date” (as such term is used in the Tariff Term Sheet) of the Alberta Clipper Project.

“Indebtedness” means (a) debt for money borrowed and similar monetary obligations evidenced by bonds (excluding surety and performance bonds), notes, debentures or other similar instruments, (b) reimbursement obligations with respect to letters of credit and (c) guaranties, endorsements and other contingent obligations whether direct or indirect in respect of liabilities of others of any of the types described in clauses (a) and (b) above (other than endorsements for collection or deposit in the ordinary course of business). For the avoidance of doubt, the term “Indebtedness” excludes trade accounts payable in the ordinary course of business.

“Indemnified Series” has the meaning assigned to such term in Section 7.8.

“Indemnifying Series” has the meaning assigned to such term in Section 7.8.

“Indemnitee” means, with respect to a Series, (a) any Person who is or was a General Partner of such Series or a General Partner of the Partnership generally, (b) any Person who is or was a delegate of any such General Partner, (c) any Person who is or was an Affiliate of any such General Partner or delegate, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any such General Partner or delegate and (e) any Person who is or was serving at the request of any such General Partner or delegate or any Affiliate of any such General Partner or delegate as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Debt Financing” means the borrowings incurred under Facility B1 and Facility C1 on the Closing Date as described in Section 5.3(b).

“Initial Series AC Capital Contribution” has the meaning assigned to such term in Section 5.3(a).

“Intercompany Obligations” means the Liabilities incurred, assumed or otherwise contracted for between Enbridge Partners or any Material Subsidiary of Enbridge Partners, on the one hand, and the Partnership generally or any Series, on the other hand.

“Intercompany Preliminary Construction Cost Payable” means outstanding Indebtedness of the Partnership arising from intercompany borrowings by the Partnership from Enbridge Partners in an aggregate principal amount equal to the Preliminary Alberta Clipper Construction Costs.

“Lakehead GP” has the meaning assigned to such term in the preamble to this Agreement.

“Lakehead System” means the crude oil and liquid petroleum pipeline, owned by the Partnership (and associated with one or more Series) and regulated by the FERC, that extends from the U.S.-Canadian border near Neche, North Dakota extending through the upper and lower Great Lakes region of the U.S. and re-entering Canada near Marysville, Michigan with an extension across the Niagara River into the Buffalo, New York area, as such pipeline may be extended or modified from time to time, including by the Alberta Clipper Project.

“Lending Series AC Partner” has the meaning assigned to such term in Section 5.4(e)(ii).

“Liability” means any debt, liability, expense or other obligation.

“Limited Partner” means any limited partner of the Partnership generally or of any Series, as applicable.

“Limited Partner Interest” means the Partnership Interest of a Limited Partner in the Partnership generally or with respect to a Series (in its capacity as a limited partner without reference to any General Partner Interest held by it).

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership or termination of a Series of the type described in Sections 11.1(a)(iv), 11.1(a)(v) or 11.2(a)(iv), the date on which the applicable time period during which the Partners have the right to elect to continue the business of the Partnership or Series, as applicable, has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership or termination of a Series, the date on which such event occurs.

“Long-Term Debt Financing” means the Indebtedness of the Series AC to Enbridge Partners on substantially the same terms as the Enbridge Partners Long-Term Indebtedness that is used to refinance the outstanding borrowings of the Series AC under Facility B1 and Facility C1 as described in Section 5.5(c) and (d).

“Majority in Interest” means, with respect to a Series, one or more Partners of such Series holding Partnership Interests in such Series that in the aggregate exceed fifty percent (50%) of all Percentage Interests owned by Partners of such Series.

“Managing General Partner” has the meaning assigned to such term in Section 7.14.

“Material Subsidiary of Enbridge Partners” means any Subsidiary of Enbridge Partners that directly or through one or more of its Subsidiaries (i) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of Enbridge Partners and its consolidated Subsidiaries, (ii) contributed 10% or more of consolidated operating income for any fiscal quarter during the four fiscal quarters most recently ended of Enbridge Partners and its Consolidated Unrestricted Subsidiaries (as defined in the Partnership’s Second Amended and Restated Credit Facility dated as of April 4, 2007, as amended), or (iii) is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on any date of determination.

“Maximum Commitment” means, with respect to a Series AC Partner, the amount set forth opposite such Series AC Partner’s name on Exhibit A in the column entitled “Maximum Commitment.”

“Maximum Permitted Delegation” has the meaning assigned to such term in Section 10.1(a).

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Monthly Capital Requirement” has the meaning assigned to such term in Section 5.4(b).

“Net Agreed Value” means, (a) in the case of any property contributed by a Partner to the Partnership with respect to a Series, the Agreed Value of such property reduced by any liabilities either assumed by such Series upon such contribution or to which such property is subject when contributed and (b) in the case of any property of a Series distributed to a Partner, the Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“New AC Entity” means a new Entity controlled by EECI or its designee, formed for the purpose of owning and operating the Series AC Assets following any exercise of the Separation Option.

“Non-Defaulting Series AC Partner” has the meaning assigned to such term in Section 5.4(e).

“Nonrecourse Deductions” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(b).

“Note Agreement” has the meaning assigned to such term in Section 3.2(d).

“Offered Interests” has the meaning assigned to such term in Section 4.4(a).

“Offering Partner” has the meaning assigned to such term in Section 4.4(a).

“Omnibus Agreement” means the Omnibus Agreement, dated October 17, 2002, by and among EECI, Enbridge Partners and Enbridge Pipelines Inc.

“Partner Nonrecourse Debt” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(i)(1).

“Partners” means the General Partners and the Limited Partners.

“Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership, formed on October 9, 1991 pursuant to the Delaware Act upon the filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and the entry into the Agreement of Limited Partnership of the Partnership dated October 9, 1991.

“Partnership generally” means, with respect to the Partnership, the “limited partnership generally” as such phrase is used in Section 17-218 of the Delaware Act.

“Partnership Interest” means a partnership interest in the Partnership generally or with respect to a Series, which shall include General Partner Interests and Limited Partner Interests.

“Percentage Interest” means, with respect to any Partner of a Series, the Percentage Interest set forth opposite such Partner’s name for such Series on Exhibit A. The Percentage Interests of the Partners of any Series shall be adjusted as follows:

(a) from time to time pursuant to Sections 5.4(e)(i) or 5.4(e)(ii)(E); and

(b) immediately following (i) the admission of any Person as a new Partner of such Series or (ii) any Capital Contribution to such Series that is not Pro Rata among the Partners of such Series (other than a Capital Contribution pursuant to Sections 5.4(e)(i) or 5.4(e)(ii)(E)), to reflect the quotient, expressed as a percentage, obtained by dividing (A) such Partner’s Series Capital Account balance with respect to such Series by (B) the sum of all Partners’ Series Capital Account balances with respect to such Series, in each case, taking into account any prior adjustments pursuant to clause (a) of this definition.

Upon the adjustment of the Percentage Interests in the manner set forth in this definition, Exhibit A will be amended to reflect such adjusted Percentage Interests. The Percentage Interest of any Partner of the Partnership generally shall at all times be zero.

“Permitted Transferee” means, with respect to any Person, an Affiliate of such Person; provided that the term “Permitted Transferee” shall not include any Affiliate that, at the date of determination, such Person or any of its Affiliates intends or expects to sell, assign, exchange or otherwise cease to own or control.

“Person” means an individual, Entity or government agency or political subdivision thereof.

“Preliminary Alberta Clipper Construction Costs” means $425,142,514.25, which amount represents the sum of (1) all cash costs, expenses and liabilities actually paid by the Partnership prior to the Closing Date that are directly attributable to or properly allocable to the Series AC Assets and (2) all allowances for funds used during construction (AFUDC) that are directly attributable to or properly allocable to the Series AC Assets prior to the Closing Date.

“Primary Obligor” has the meaning assigned to such term in Section 3.4(c).

“Prior Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Prior Budget” has the meaning assigned to such term in Section 7.4(c).

“Prior General Partner Interests” means the general partner interests in the Partnership outstanding immediately prior to the effectiveness of this Agreement.

“Prior Limited Partner Interests” means the limited partner interests in the Partnership outstanding immediately prior to the effectiveness of this Agreement.

“Pro Rata” means apportioned among all Partners of a particular Series in accordance with their relative Percentage Interests in such Series.

“Profits” or “Losses” means, for each taxable year with respect to any Series, an amount equal to such Series’ taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of such Series that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of such Series described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances for such Series as a result of a distribution other than in liquidation of a Partner’s Partnership Interest with respect to such Series, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items that are allocated pursuant to Sections 6.1(b) and 6.1(c) shall be determined by applying rules analogous to those set forth in clauses (a) through (g) hereof but shall not be taken into account in computing Profits and Losses.

“Proportionate Share of Shared Liabilities” has the meaning assigned to such term in Section 3.4(d).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Regulatory Allocations” means the allocations set forth in Sections 6.1(b)(i)-(iii) and 6.1(b)(v)-(vii).

“Revenue Requirement” means the Revenue Requirement as set forth in Section 3 “Revenue Requirement” of the Tariff Term Sheet.

“Revised Tariff Structure” has the meaning assigned to such term in Section 10.2(a).

“ROFR Asset Closing Period” has the meaning assigned to such term in Section 4.6(d).

“ROFR Asset Expiration Date” has the meaning assigned to such term in Section 4.6(b).

“ROFR Asset Notice” has the meaning assigned to such term in Section 4.6(a).

“ROFR Asset Notice Date” has the meaning assigned to such term in Section 4.6(a).

“ROFR Asset Offer Price” has the meaning assigned to such term in Section 4.6(a).

“ROFR Closing Period” has the meaning assigned to such term in Section 4.4(d).

“ROFR Expiration Date” has the meaning assigned to such term in Section 4.4(b).

“ROFR Holder” has the meaning assigned to such term in Section 4.4(a).

“ROFR Notice” has the meaning assigned to such term in Section 4.4(a).

“ROFR Notice Date” has the meaning assigned to such term in Section 4.4(a).

“ROFR Offer Price” has the meaning assigned to such term in Section 4.4(a).

“ROFR Offered Asset” has the meaning assigned to such term in Section 4.6(a).

“ROFR Proportionate Share” has the meaning assigned to such term in Section 4.4(b).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Separation Option” has the meaning assigned to such term in Section 10.1(c).

“Series” means the Series AC, the Series LH and any Alberta Clipper Expansion Series.

“Series AC” has the meaning assigned to such term in Section 3.1(a).

“Series AC Annual Budget” has the meaning assigned to such term in Section 7.4(a).

“Series AC Assets” means the assets identified as Series AC Assets in Section 3.2(a).

“Series AC Capital Contribution Notice” has the meaning assigned to such term in Section 5.4(a).

“Series AC Distribution” has the meaning assigned to such term in Section 6.2(a).

“Series AC Distribution Amount” means, with respect to any Quarter (including any Quarter in which the liquidation of the Series AC is completed), an amount equal to (a) the sum of (i) the portion of the Series AC Revenue Entitlement that has been collected during such Quarter through the system-wide rates of the Lakehead System as either the facilities surcharge or the base rates as provided in Section 7.5 (prior to the expiration of the Surcharge Term) or as determined pursuant to Section 10.2 (following the expiration of the Surcharge Term), (ii) any other cash receipts attributable to or arising out of the ownership, operation, sale or other disposition of the Series AC Assets collected during such Quarter and (iii) any reduction during such Quarter in the amount of Series AC Reserves established in any prior Quarter that are not used by the Partnership, less (b) the sum of (i) all Series AC Expenses for such Quarter, (ii) all cash interest expenses (and principal reductions net of borrowings) of the Partnership for such Quarter attributable to Series AC Liabilities (other than any Intercompany Obligation for which the Series AC is not the Primary Obligor), (iii) any cash maintenance and pipeline integrity capital expenditures for such Quarter properly allocable to the Series AC, (iv) any other cash expenses for such Quarter constituting or attributable to or arising out of a Series AC Liability (other than any Intercompany Obligation for which the Series AC is not the Primary Obligor) or otherwise attributable to or arising out of the ownership or operation of the Series AC Assets and (iv) any increase in Series AC Reserves as shall be established by the Managing General Partner of the Series AC in respect of such Quarter in accordance with Section 7.3.

“Series AC Expansion Capital Expenditures” means cash expenditures by the Series AC for:

(a) any transaction in which the Series AC acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing for a period longer than the short-term the operating capacity of the Series AC Assets or operating income of the Series AC from the operating capacity of the Series AC Assets or operating income of the Series AC existing immediately prior to such transaction, or

(b) any (i) additions or improvements to the capital assets of the Series AC or (ii) acquisitions of existing, or the construction of new or the improvement or replacement of existing, capital assets, in each case if such additions, improvements, acquisitions, replacements or construction is made to increase for a period longer than the short-term the operating capacity of the Series AC Assets or operating income of the Series AC from the operating capacity of the Series AC Assets or operating income of the Series AC existing immediately prior to such addition, improvement, replacement, acquisition or construction.

The term “Series AC Expansion Capital Expenditures” shall not include Series AC Maintenance Capital Expenditures. For purposes of this definition, the term “short-term” generally refers to a period not exceeding 12 months.

“Series AC Expenses” means, for any period prior to the expiration of the Surcharge Term, the aggregate Series AC General and Administrative Expenses, Series AC Non-Mandatory Health and Safety Expenses, Series AC Operating Expenses, Series AC Pipeline Integrity Operating Expenses, Series AC Power Expenses and Series AC Property Taxes for such period. Following the expiration of the Surcharge Term, the Series AC Expenses will be determined pursuant to Section 10.2.

“Series AC General and Administrative Expenses” means, for any period, the cash general and administrative expenses attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to Section 3(f)(i) of the Tariff Term Sheet to the actual general and administrative expenses of the Partnership for such period.

“Series AC General Partner” means any General Partner of the Series AC.

“Series AC Liabilities” means the Liabilities identified as Series AC Liabilities on the Series AC Records from time to time in accordance with this Agreement.

“Series AC Limited Partner” means any Limited Partner of the Series AC.

“Series AC Maintenance Capital Expenditures” means cash expenditures by the Series AC (including expenditures for the addition or improvement to or replacement of the capital assets of the Series AC or for the acquisition of existing, or the construction or development of, new capital assets) if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity of the Series AC Assets or operating income of the Series AC. The term “Series AC Maintenance Capital Expenditures” shall not include Series AC Expansion Capital Expenditures. For purposes of this definition, the term “short-term” generally refers to a period not exceeding 12 months.

“Series AC Non-Mandatory Health and Safety Expenses” means, for any period, the non-mandatory health and safety cash expenses related to the Series AC Assets for such period.

“Series AC Operating Expenses” means, for any period, the cash operating expenses (excluding any cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to Section 3(f)(i) of the Tariff Term Sheet to the actual cash operating expenses (excluding any cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) of the Partnership for such period without regard to the estimated expenses included in the 154-B Model for such period.

“Series AC Partners” means the Series AC General Partners and the Series AC Limited Partners.

“Series AC Pipeline Integrity Operating Expenses” means, for any period, the cash pipeline integrity operating expenses related to the Series AC Assets for such period without regard to the allocation of such expenses pursuant to Section 3(f)(iii)(1) of the Tariff Term Sheet.

“Series AC Power Expenses” means, for any period, the cash expenses for power attributable to the Series AC Assets pursuant to Section 3(f)(ii) of the Tariff Term Sheet for such period.

“Series AC Property Taxes” means, for any period, the cash property tax payments attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such payments pursuant to Section 3(f)(i) of the Tariff Term Sheet to the actual cash property tax payments of the Partnership for such period, without regard to the risk sharing provisions set forth in the second sentence of Section 3(f)(i)(4) of the Tariff Term Sheet.

“Series AC Records” means the records maintained for the Series AC in accordance with Section 3.1(b).

“Series AC Reserves” means any cash reserves established by the Managing General Partner of the Series AC with respect to the Series AC to provide for the proper conduct of the business of the Series AC, including reserves for future capital expenditures and anticipated credit needs of the Series AC, or otherwise comply with applicable law or any agreement or other obligation of the Series AC or to which any Series AC Assets are subject.

“Series AC Revenue Entitlement” means, prior to the expiration of the Surcharge Term, the Revenue Requirement (excluding any reduction attributable to the “Revenue Credit” provided for in Section 13 of the Tariff Term Sheet). The Series AC Revenue Entitlement will be calculated in accordance with the 154-B Model on file at such time. If the Partnership does not file a 154-B Model during any year prior to the expiration of the Surcharge Term, due to a change in the FERC’s regulatory requirements or otherwise, then the Series AC Revenue Entitlement shall be estimated in accordance with a model prepared as if a 154-B Model was required to be filed. Following the expiration of the Surcharge Term, the Series AC Revenue Entitlement will be determined pursuant to Section 10.2.

“Series Capital Account” means the capital account maintained for a Partner with respect to a Series pursuant to Section 5.8.

“Series Indemnified Damages” has the meaning assigned to such term in Section 7.8.

“Series LH” has the meaning assigned to such term in Section 3.1(a).

“Series LH Assets” means the assets identified as Series LH Assets in Section 3.3(a).

“Series LH Distribution” has the meaning assigned to such term in Section 6.3(a).

“Series LH General Partner” means any General Partner of the Series LH.

“Series LH Liabilities” means the Liabilities identified as Series LH Liabilities on the Series LH Records from time to time in accordance with this Agreement.

“Series LH Limited Partner” means any Limited Partner of the Series LH.

“Series LH Partners” means the Series LH General Partners and the Series LH Limited Partners.

“Series LH Records” means the records maintained for the Series LH in accordance with Section 3.1(b).

“Shared Assets” has the meaning assigned to such term in Exhibit C.

“Short-Term Debt Financing” means any borrowings incurred under Facility B1 and Facility C1.

“Springing Guarantee” has the meaning assigned to such term in Section 7.3(g).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surcharge Term” means the primary term of the Alberta Clipper Surcharge and any extension thereof in accordance with the FERC Settlement Offer.

“Tag-Along Notice” has the meaning assigned to such term in Section 4.5(a).

“Tag-Along Right” has the meaning assigned to such term in Section 4.5(a).

“Tag-Along Transferee” has the meaning assigned to such term in Section 4.5(a).

“Tag Offerees” has the meaning assigned to such term in Section 4.5(a).

“Tag Pro Rata Share” means with respect to any Partner that holds Series AC Partnership Interests, a fraction (expressed as a percentage), the numerator of which equals such Partner’s Series AC Percentage Interest and the denominator of which equals (i) in a situation where the Tag Pro Rata Share is being calculated with respect to all Partners that hold Series AC Partnership Interests, 100% and (ii) in a situation where the Tag Pro Rata Share is being calculated with respect to a particular group of Partners that hold less than 100% of the Series AC Partnership Interests, the total Series AC Percentage Interests held by all the Partners of such group.

“Tariff Term Sheet” means the Alberta Clipper U.S. Term Sheet dated June 28, 2007 and approved by the FERC by the letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)), as the same may be amended from time to time.

“Third Party” means, with respect to any Partner, any Person that is not a Permitted Transferee with respect to such Partner.

“Third Party Asset Offer” has the meaning assigned to such term in Section 4.6(a).

“Third Party Offer” has the meaning assigned to such term in Section 4.4(a).

“Transfer” means, with respect to any Partnership Interest, a transaction (i) by which a General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or merger or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person, and includes a sale, assignment, gift, exchange or any other disposition by law or merger or otherwise, in each case, including a pledge, encumbrance, hypothecation or mortgage of such Partnership Interest.

“Transferor” has the meaning assigned to such term in Section 4.5(a).

“Wisconsin GP” has the meaning assigned to such term in the preamble to this Agreement.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Continuation.

Lakehead GP, Wisconsin GP and Enbridge Partners hereby continue the Partnership as a limited partnership under the Delaware Act and, together with EECI Sub and EECI, enter into this Agreement, which amends and restates the Prior Agreement in its entirety. This Agreement shall be effective as of the date set forth in the introductory paragraph of this Agreement. Except as modified in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership or any Series shall be governed by the Delaware Act.

Section 2.2 Name.

The name of the Partnership shall continue to be “Enbridge Energy, Limited Partnership.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the Managing General Partner of the Partnership generally, including the name of such Managing General Partner. Each Series’ business shall be conducted under the name of the Partnership on behalf of such Series, the name of such Series or, subject to applicable law, any other name or names as determined by the Managing General Partner of such Series, including the name of such Managing General Partner. The words “Limited Partnership,” “LP” or similar words or letters shall be included in the Partnership’s or any Series’ name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. Without the consent of any Partner being required, the Managing General Partner of the Partnership generally may amend this Agreement and the Certificate of Limited Partnership to change the name of the Partnership at any time and from time to time and shall promptly notify the Partners of such change.

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership and each Series shall be at 1100 Louisiana, Suite 3300, Houston, Texas 77002 or such other place as the Managing General Partner of the Partnership generally may from time to time designate. The Partnership and each Series may maintain offices at such other places as the Managing General Partner of the Partnership generally or such Series, as applicable, deems advisable.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the Partnership’s registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company. Without the consent of any Partner being required, the Managing General Partner of the Partnership generally may amend this Agreement and the Certificate of Limited Partnership to change the address of the Partnership’s registered office or the Partnership’s registered agent for service of process at any time and from time to time and shall promptly notify the Partners of such change.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership and each Series shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

Section 2.5 Powers.

The Partnership and each Series shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership or any Series.

Section 2.6 Term.

The term of the Partnership shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XI. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act. Each Series shall have a perpetual existence until the earlier of the dissolution of the Partnership or the termination of such Series in accordance with the provisions of Article XI.

Section 2.7 Title to Partnership Assets.

Subject to applicable law, record title to any or all of the assets of any Series may be held in the name of the Partnership, such Series, the Managing General Partner of such Series or one or more nominees, as the Managing General Partner of such Series may determine. Each Managing General Partner hereby declares and warrants that the assets of any Series for which record title is held in the name of such Managing General Partner or one or more nominees shall be held in trust by such Managing General Partner or such nominee for the use and benefit of the applicable Series in accordance with the provisions of this Agreement.

ARTICLE III

ESTABLISHMENT AND DESIGNATION OF SERIES

Section 3.1 Establishment and Designation of Series.

(a) The Partners hereby establish two series of partnership interests in the Partnership, the “Series AC” and the “Series LH,” each of which shall constitute a separate series of partnership interests in accordance with Section 17-218 of the Delaware Act, having separate rights, powers, duties and obligations as set forth herein, with each such Series comprised of both General Partner Interests and Limited Partner Interests, as set forth in Article V.

(b) Each Series shall be separate and distinct from each other Series, and separate and distinct records shall be maintained for each Series. The records maintained for each Series shall account for the assets and Liabilities associated with such Series separately from the assets and Liabilities associated with any other Series. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of such assets is objectively determinable, will be deemed to account for the assets associated with such Series separately from the assets associated with any other Series. Except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, no Liability of a Series shall be a Liability of any other Series or the Partnership generally. To the fullest extent permitted by applicable law, except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, all of the Liabilities incurred, contracted for or otherwise now or hereafter existing with respect to a particular Series shall be enforceable against the assets of such Series only or a General Partner associated with such Series and not against the assets of any other Series or of the Partnership generally or any General Partner not associated with such Series, and, except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, none of the Liabilities incurred, contracted for or otherwise existing with respect to any other Series shall be enforceable against the assets of such Series. The Certificate of Limited Partnership shall contain a notice of the limitation of liabilities of the Series in conformity with Section 17-218 of the Delaware Act.

(c) Each Series shall have the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests and sue and be sued.

Section 3.2 Series AC.

(a) The following shall constitute the Series AC Assets:

(i) the Exclusive Series AC Assets;

(ii) all rights and interests of the Series AC set forth in Exhibit C with respect to the Shared Assets; and

(iii) all other assets identified as Series AC Assets on the Series AC Records.

(b) The following shall constitute the Series AC Liabilities (without duplication):

(i) all Liabilities associated with or arising from the ownership or operation of the Exclusive Series AC Assets, including Facility B1 and Facility C1;

(ii) the Series AC’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Preliminary Construction Cost Payable;

(iv) the Intercompany Obligations;

(v) the Springing Guarantees; and

(vi) all other Liabilities identified as Series AC Liabilities on the Series AC Records.

(c) The Partners hereby acknowledge and agree that all Series AC Assets are available to satisfy the claims of all creditors in respect of any Series AC Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

(d) The Partners hereby acknowledge and agree that all Series AC Assets will be available to satisfy the claims of holders of notes pursuant to the Note Agreement, dated December 12, 1991, related to the Partnership’s 9.15% First Mortgage Notes due December 15, 2011 (the “Note Agreement”).

Section 3.3 Series LH.

(a) The following shall constitute the Series LH Assets:

(i) all assets and rights of the Partnership that are not associated with any other Series;

(ii) all rights and interests of the Series LH set forth in Exhibit C with respect to the Shared Assets; and

(iii) all other assets identified as Series LH Assets on the Series LH Records.

(b) The following shall constitute the Series LH Liabilities (without duplication):

(i) all Liabilities of the Partnership that are not associated with any other Series;

(ii) the Series LH’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Obligations;

(iv) the Springing Guarantees; and

(v) all other Liabilities identified as Series LH Liabilities on the Series LH Records.

(c) The Partners hereby acknowledge and agree that all Series LH Assets are available to satisfy the claims of all creditors in respect of any Series LH Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

(d) The Partners hereby acknowledge and agree that all Series LH Assets will be available to satisfy the claims of holders of notes pursuant to the Note Agreement.

Section 3.4 Allocation Among Series.

(a) The Partnership may acquire assets only to the extent that they are acquired by the Partnership with respect to one or more particular Series and not with respect to the Partnership generally. To the extent commercially feasible, all Liabilities (other than any Intercompany Obligations or Springing Guarantees) contractually created or incurred or amended by any Series following the Closing Date shall be made expressly non-recourse to (i) the Partnership generally and any other Series and (ii) the Partners of the Partnership generally or any Series (in their respective capacities as such).

(b) The Managing General Partner of the Partnership generally shall establish procedures designed to ensure that, to the extent commercially feasible, all contracts of a Series (other than contracts relating to any Intercompany Obligations or Springing Guarantees) entered into or amended after the Closing Date, (i) expressly acknowledge the separateness of the Partnership generally and each Series, (ii) notify the contract counterparty of the identity of the obligor or obligors thereunder (and if more than one obligor, the obligation of each obligor, which obligation may be joint and several or may be several depending on the facts and circumstances) and (iii) are properly executed and delivered by a duly authorized Person on behalf of the Partnership generally and/or such Series, as applicable.

(c) The Partners (in their respective capacities as such) on the one hand, and Enbridge Partners (on behalf of itself and each Material Subsidiary of Enbridge Partners) on the other hand, acknowledge and agree that, for so long as any Existing Indebtedness (or refinancing thereof) requires, all Intercompany Obligations currently or hereafter existing are expressly recourse to the Partnership generally and to each Series, and expressly non-recourse to the Partners of the Partnership generally and to the Partners of each Series (in the case of Partners, in their respective capacities as such). The Managing General Partner of the Partnership generally shall designate each Intercompany Obligation as the primary obligation of the applicable Series (the “Primary Obligor”) with respect to which the Intercompany Obligation was incurred. The Series AC will be the Primary Obligor with respect to the Intercompany Preliminary Construction Cost Payable and Facility B1 and Facility C1 and any refinancing thereof, including the Long-Term Debt Financing, and the Series LH will be the Primary Obligor with respect to all other Intercompany Obligations existing on the Closing Date. As among each Series of the Partnership and the Partnership generally, the Primary Obligor with respect to an Intercompany Obligation shall have the primary responsibility for administering and discharging such obligation and shall have primary liability to the creditors or other obligees associated with such obligation.

(d) The Managing General Partner of the Partnership generally shall determine the portion of the Liabilities associated with or arising from the use, ownership or operation of the Shared Assets and that arise from events or circumstances occurring after the Closing Date to be designated as Series AC Liabilities or Series LH Liabilities (with respect to each Series, its “Proportionate Share of Shared Liabilities”) based on the following criteria (and the Managing

General Partners of the Series AC and the Series LH shall maintain the Series AC Records and the Series LH Records, respectively, in a manner consistent with such determination):

(i) the relative use by the Series AC and the Series LH of the Shared Asset to which the Liability relates;

(ii) the relative benefit to the Series AC and the Series LH of the Shared Asset to which the Liability relates; and

(iii) if applicable, the relative fault of the Series AC and the Series LH with respect to the activities or events giving rise to the Liability related to such Shared Asset.

Section 3.5 No Transfer or Sale.

The Partners acknowledge and agree that neither the establishment of the Series AC and the Series LH, nor the designation of their respective assets as set forth in this Article III shall constitute a sale, transfer or other disposition of any asset of the Partnership.

ARTICLE IV

TRANSFER OF PARTNERSHIP INTERESTS;

RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS

Section 4.1 Transfers Generally.

(a) Transfers of Partnership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Partnership Interests that does not so comply with all applicable provisions of this Agreement shall, to the fullest extent permitted by law, be null and void and of no force or effect, and no Managing General Partner acting on behalf of the Partnership generally or any Series shall recognize or be bound by any such purported Transfer or effect any such purported Transfer on the transfer books of the Partnership generally or any Series. The Partners agree that the restrictions contained in this Article IV are fair and reasonable and in the best interests of the Partnership, each Series and the Partners.

(b) Notwithstanding anything herein to the contrary, no Transfer by a Partner of all or any part of its Partnership Interest to another Person shall be permitted unless (i) the transferee agrees in writing to assume the rights and duties of such Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) such transferee shall be admitted to the Partnership as a Partner with respect to the Partnership generally or a Series, as applicable, pursuant to Section 4.1(c) immediately prior to the transferor ceasing to be a Partner with respect to the transferred portion of the Partnership Interest, and the business of the Partnership and each Series shall continue without dissolution or termination, respectively.

(c) To effect the admission of any Partner to the Partnership generally or any Series, the Managing General Partner of the Partnership generally and each applicable Series shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership and the applicable Series to reflect such admission and, if necessary, notwithstanding Sections 12.1 or 12.2, to prepare and adopt as soon as practicable an amendment to this

Agreement and, if required by law, the Managing General Partner of the Partnership generally shall prepare and file an amendment to the Certificate of Limited Partnership. The transferee shall be admitted to the Partnership with respect to the Partnership generally or the applicable Series, as the case may be, as a general partner or limited partner, as applicable, upon satisfaction of the requirements of Section 4.1(b) and this Section 4.1(c), without the consent of any other Partner being required.

(d) No Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Partner’s Partnership Interest is admitted to the Partnership in accordance with Section 4.1(c) with respect to the Partnership Interest so transferred, the transferring Partner shall cease to be a Partner with respect to the Partnership Interest so transferred.

Section 4.2 General Restrictions on Transfers of Partnership Interests.

(a) Notwithstanding the other provisions of this Article IV, no Transfer of any Partnership Interests shall be made if such Transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Partnership or any Series under the laws of the State of Delaware or (iii) cause the Partnership or any Series to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The Managing General Partner of the Partnership generally may impose restrictions on the Transfer of Partnership Interests if it receives an opinion of counsel that such restrictions are necessary to avoid a significant risk of the Partnership or any Series becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. Notwithstanding Sections 12.1 and 12.2, the Managing General Partner of the Partnership generally may impose such restrictions by amending this Agreement.

(c) For so long as the Partnership is a partnership for U.S. federal income tax purposes, in no event may any Transfer of any Partnership Interests by any Partner be made if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or if such Transfer would otherwise result in the Partnership or any Series being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.

Section 4.3 Additional Restrictions on Transfers of Partnership Interests.

(a) Series AC Partnership Interests. No Transfer of a Series AC Partnership Interest may be made unless (i) such Transfer complies with the provisions of Section 4.1 and Section 4.2 and (ii) unless such Transfer is to a Permitted Transferee of the transferring Partner, such Transfer is made in accordance with Sections 4.4 and 4.5.

(b) Series LH Partnership Interests. No Transfer of a Series LH Partnership Interest may be made unless (i) such Transfer complies with the provisions of Section 4.1 and Section 4.2 and (ii) unless such Transfer is to a Permitted Transferee of the transferring Partner, such Transfer is made in accordance with Section 4.4.

Section 4.4 Right of First Refusal.

(a) If any Partner receives a bona fide written offer from a Third Party (a “Third Party Offer”) for the Transfer of all or a part of (i) in the case of EECI, EECI Sub and their respective Permitted Transferees, such Partner’s Partnership Interests in any Series or (ii) in the case of Enbridge Partners, Lakehead GP, Wisconsin GP and their respective Permitted Transferees, such Partner’s Partnership Interests in the Partnership generally or any Series, and such Partner (the “Offering Partner”) desires to accept and is otherwise permitted to effect such proposed Transfer pursuant to this Article IV, such Offering Partner shall deliver written notice of such Third Party Offer (the “ROFR Notice”) to the Managing General Partner of the Partnership generally as soon as reasonably practicable, but in no event less than 35 days prior to the date of the proposed Transfer. The date that the ROFR Notice is received by the Managing General Partner of the Partnership generally shall constitute the “ROFR Notice Date.” Within five Business Days following the ROFR Notice Date, the Managing General Partner of the Partnership generally shall send a copy of the ROFR Notice along with a letter indicating the ROFR Notice Date to all other Partners holding Series AC Partnership Interests (each such Partner, a “ROFR Holder”). The ROFR Notice shall set forth the identity of the Third Party (including, (x) if such information is not publicly available, information about the identity of the Third Party, (y) the identity of Affiliates of the Third Party and (z) if the Third Party is making the Third Party Offer as a nominee of another Person, the identity of such other Person and its Affiliates), the amount and the Partnership Interests to be sold (the “Offered Interests”), the proposed purchase price for the Offered Interests (the “ROFR Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. The ROFR Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Offer is wholly or partially cash or cash equivalents.

(b) Each ROFR Holder shall have the right, but not the obligation, to purchase up to that amount of the Offered Interests equal to the product of (i) the amount of the Offered Interests and (ii) a fraction (the “ROFR Proportionate Share”), the numerator of which shall be the Series AC Percentage Interest of such ROFR Holder and the denominator of which shall be the sum of all of the Series AC Percentage Interests held by all ROFR Holders. Within 25 days after the ROFR Notice Date, each such ROFR Holder may deliver a written notice to the Offering Partner, the Managing General Partner of the Partnership generally and each other ROFR Holder of its election to purchase such Offered Interests. Any ROFR Holder whose written notice has not been received by the Managing General Partner of the Partnership generally within such 25-day period shall be deemed to have elected not to exercise its right of first refusal in connection with such Transfer. To the extent any such ROFR Holder does not elect to purchase its full ROFR Proportionate Share of such Offered Interests, each ROFR Holder that has elected to purchase its full ROFR Proportionate Share shall be entitled, by delivering written notice to the Offering Partner and the Managing General Partner of the Partnership generally within five Business Days following the end of such 25-day period (such fifth Business Day, the “ROFR Expiration Date”), to purchase up to all of the remaining Offered Interests. If there is an oversubscription, the oversubscribed amount shall be allocated among the

ROFR Holders fully exercising their rights to purchase such remaining Offered Interests pro rata based on the Series AC Percentage Interest owned by each fully-electing ROFR Holder. The delivery of a notice of election under this Section 4.4(b) shall constitute an irrevocable commitment to purchase such Offered Interests. If the ROFR Holders shall have elected to purchase all but not less than all of the Offered Interests, the Managing General Partner of the Partnership generally shall thereafter set a reasonable place and time for the closing of the purchase and sale of the Offered Interests, which shall be not less than 10 days nor more than 60 days after the ROFR Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the Offered Interests pursuant to this Section 4.4 shall be the purchase price and terms and conditions set forth in the applicable Third Party Offer (or the cash equivalent thereof); provided that the purchase price shall be the ROFR Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the Offering Partner shall at a minimum make customary representations and warranties concerning (i) such Offering Partner’s valid title to and ownership of the Offered Interests, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) such Offering Partner’s authority, power and right to enter into and consummate the sale of the Offered Interests, (iii) the absence of any violation, default or acceleration of any agreement or obligation to which such Offering Partner is subject or by which its assets are bound as a result of the sale of the Offered Interests and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Offering Partner in connection with the sale of the Offered Interests. The Offering Partner and participating ROFR Holders shall use commercially reasonable efforts to close the purchase of the Offered Interests as soon as reasonably practicable following the ROFR Expiration Date and shall each execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other parties may reasonably request in order more effectively to implement the purchase and sale of the Offered Interests hereunder.

(d) Notwithstanding the foregoing, if (i) the ROFR Holders (A) shall have elected to purchase less than all of the Offered Interests or (B) shall not have elected to purchase any of the Offered Interests on or prior to the ROFR Expiration Date, and the Offering Partner has fully complied with the provisions of this Section 4.4, then the Offering Partner may sell all, but not less than all, of the Offered Interests within 90 days after the ROFR Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) if the ROFR Holders fail to consummate the closing of the purchase and sale of the Offered Interests within the time period provided in the last sentence of Section 4.4(b) (such period, the “ROFR Closing Period”) and the Offering Partner has fully complied with the provisions of this Section 4.4, then the Offering Partner may sell all, but not less than all, of the Offered Interests within 90 days after the expiration of the ROFR Closing Period to the Third Party, in each case subject to the provisions of Section 4.2. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If the Offered Interests are not so transferred within the applicable time periods specified in this Section 4.4(d), the Offering Partner may not sell any of the Offered Interests without again complying in full with the provisions of this Article IV.

(e) Each of EECI and Enbridge Partners shall be entitled to assign any rights it has to purchase Offered Interests pursuant to this Section 4.4 to any of its Permitted Transferees.

(f) This Section 4.4 shall not apply to any Transfer or proposed Transfer of Partnership Interests to a Permitted Transferee.

Section 4.5 Tag-Along Rights.

(a) If a Series AC Partner (the “Transferor”) proposes to Transfer all or a part of its Series AC Partnership Interests to a Third Party (the “Tag-Along Transferee”), then such Transferor shall send written notice of such proposed Transfer (the “Tag-Along Notice”) to the other Series AC Partners (the “Tag Offerees”) at least 30 days prior to effecting such Transfer. Such Tag-Along Notice may be combined with a ROFR Notice and may be conditioned upon the ROFR Holders not exercising the right of first refusal contained in Section 4.4. The Tag-Along Notice shall set forth the identity of the Tag-Along Transferee (including, if such information is not publicly available, information about the identity of the Tag-Along Transferee and its Affiliates), the amount and the Series AC Partnership Interests to be Transferred, the proposed purchase price expressed in U.S. dollars (whether or not the form of consideration is wholly or partially cash or cash equivalents), all details of the payment terms, the time and place for the closing and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. Each of the Tag Offerees shall then have the irrevocable right (a “Tag-Along Right”), exercisable by delivery of an irrevocable notice to the Transferor at any time within 20 days after receipt of the Tag-Along Notice, to participate in such Transfer by selling to the Tag-Along Transferee a pro rata portion of such Tag Offeree’s Series AC Partnership Interests, based on the respective Tag Pro Rata Share of the Transferor and the other Tag Offerees that exercise their Tag-Along Right, on the same terms (including with respect to representations, warranties and indemnification) as the Transferor; provided, however, that (i) any representations and warranties relating specifically to any such Tag Offeree shall only be made by such Tag Offeree; (ii) any indemnification provided by the Transferor and any such Tag Offeree (other than with respect to the representations referenced in the foregoing subsection (i)) shall be based on the Series AC Percentage Interest being sold by each party in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow (such escrow not to exceed 25% of the proceeds received by the Tag Offerees that exercise their Tag-Along Right without the consent of such Tag Offerees) established for the benefit of the proposed purchaser (each party’s contributions to such escrow to be on a pro rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of any such Tag Offeree shall in no event exceed the net proceeds to such Tag Offeree from such proposed Transfer; and (iii) the form of consideration to be received by the Transferor in connection with the proposed sale shall be the same as that received by such Tag Offeree.

(b) If any Tag Offeree has exercised its Tag-Along Rights and the Tag-Along Transferee is unwilling to purchase all of the Series AC Partnership Interests proposed to be Transferred by the Transferor and each exercising Tag Offeree, then the Transferor and the exercising Tag Offerees shall reduce, on a pro rata basis, based on their respective Tag Pro Rata Share, the amount of such Series AC Partnership Interests that each otherwise would have sold so as to permit the Transferor and the exercising Tag Offerees to sell the portion of Series AC Partnership Interests (determined in accordance with such Tag Pro Rata Share) that the proposed Tag-Along Transferee is willing to purchase.

(c) Each Tag Offeree and the Transferor shall sell to the Tag-Along Transferee all of the Series AC Partnership Interests proposed to be Transferred by them, at not less than the purchase price payable in immediately available U.S. dollars and upon terms and conditions, if any, not more favorable in any material respect, individually and in the aggregate, to the Tag-Along Transferee than those in the Tag-Along Notice at the time and place provided for the closing in the Tag-Along Notice, or at such other time and place as the Tag Offerees, the Transferor and the Tag-Along Transferees shall agree.

(d) The Transferor shall have the right to require the Managing General Partner of the Series AC and the Managing General Partner of the Partnership generally to cooperate fully with potential acquirors of its Series AC Partnership Interests by taking all customary and other actions reasonably required by the Transferor or such potential acquirors, including making the records and assets of each Series and the Partnership generally reasonably available for inspection by such potential acquirors and making the officers and employees who manage the business of the Partnership and the Series reasonably available for interviews; provided that the potential acquirer has entered into a customary confidentiality agreement with the Partnership and the applicable Series. Neither the Managing General Partner of any Series nor the Managing General Partner of the Partnership generally shall be required to disclose to any potential acquirer (i) any information that such Managing General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which such Managing General Partner reasonably believes (A) could damage the Partnership or any Series or their respective businesses or (B) that the Partnership or any Series is required by law or by agreement to keep confidential.

Section 4.6 Transfers of Certain Partnership Assets—ROFR.

(a) If the Partnership or any Series receives a bona fide written offer from a Third Party (a “Third Party Asset Offer”) for the transfer of any Series asset or group of related assets with a fair market value in excess of $5.0 million, and the Managing General Partner of the Series associated with such assets desires to accept and is otherwise permitted to effect such proposed transfer pursuant to this Section 4.6, such Managing General Partner shall deliver written notice of such Third Party Asset Offer (the “ROFR Asset Notice”) to EECI no less than 30 days prior to the date of the proposed Transfer. The date that the ROFR Asset Notice is received by EECI shall constitute the “ROFR Asset Notice Date.” The ROFR Asset Notice shall set forth the identity of the Third Party (including, if such information is not publicly available, information about the identity of the Third Party and its Affiliates), a description of the Series asset or group of related assets to be transferred (the “ROFR Offered Asset”), the proposed purchase price for the ROFR Offered Asset (the “ROFR Asset Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed transfer. The ROFR Asset Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Asset Offer is wholly or partially cash or cash equivalents.

(b) For so long as EECI or any of its Affiliates is a holder of a Partnership Interest, EECI shall have the right, but not the obligation, to purchase the ROFR Offered Asset. Within 25 days after the ROFR Asset Notice Date (such 25th day, the “ROFR Asset Expiration Date”), EECI may deliver a written notice to the Managing General Partner of the applicable Series of its election to purchase such ROFR Offered Asset. The delivery of a notice of election under this Section 4.6 shall constitute an irrevocable commitment to purchase such ROFR Offered Asset. Such Managing General Partner shall thereafter set a reasonable place and time for the closing of the purchase and sale of the ROFR Offered Asset, which shall be not less than 10 days nor more than 60 days after the ROFR Asset Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the ROFR Offered Asset pursuant to this Section 4.6 shall be the purchase price and terms and conditions set forth in the applicable Third Party Asset Offer; provided that the purchase price shall be the ROFR Asset Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the applicable Series shall at a minimum make customary representations and warranties concerning (i) the Series’ valid title to and ownership of the ROFR Offered Asset, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) the Series’ authority, power and right to enter into and consummate the sale of the ROFR Offered Asset, (iii) the absence of any violation, default or acceleration of any agreement to which the Series is subject or by which its assets are bound as a result of the agreement to sell and the sale of the ROFR Offered Asset and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Series in connection with the sale of the ROFR Offered Asset. The Managing General Partner of such Series and EECI shall use commercially reasonable efforts to close the purchase of the ROFR Offered Asset as soon as reasonably practicable following the giving of the ROFR Asset Notice and shall execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other party may reasonably request in order more effectively to implement the purchase and sale of the ROFR Offered Asset hereunder.

(d) If (i) EECI shall not have elected to purchase the ROFR Offered Asset on or prior to the ROFR Asset Expiration Date and the Series has fully complied with the provisions of this Section 4.6, then the Series may sell the ROFR Offered Asset within 90 days after the ROFR Asset Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) EECI fails to consummate the closing of the purchase and sale of the ROFR Offered Asset within the time period provided in the last sentence of Section 4.6(b) (such period, the “ROFR Asset Closing Period”) and the Series has fully complied with the provisions of this Section 4.6, then EECI shall not have the right to purchase the ROFR Offered Asset, and the Series may sell the ROFR Offered Asset within 90 days after the expiration of the ROFR Asset Closing Period, in each case subject to the provisions of Section 7.3. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Asset Offer. If the ROFR Offered Asset is not so transferred within the applicable time periods specified in this Section 4.6(d), the Series may not sell the ROFR Offered Asset without again complying in full with the provisions of this Section 4.6.

(e) EECI shall be entitled to assign any rights it has to purchase a ROFR Offered Asset pursuant to this Section 4.6 to any of its Permitted Transferees.

(f) This Section 4.6 shall not apply to any transfer or proposed transfer of assets to a Permitted Transferee.

Section 4.7 Specific Performance.

Each Partner acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Partnership, any Series or the Partners, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article IV, that every such restriction and obligation is material, and that in the event of any such failure, the Partnership, the Series and the Partners shall not have an adequate remedy at law or in damages. Therefore, each Partner consents to the issuance of an injunction or the enforcement of other equitable remedies against such Partner at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article IV and to prevent any transfer of Partnership Interests or ROFR Offered Assets in contravention of any terms of this Article IV, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE V

CONVERSION; CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS;

FUTURE CAPITAL REQUIREMENTS

Section 5.1 Conversion of Prior Partnership Interests.

On the date hereof, upon their execution of this Agreement and without further action by any Partner, the holders of each Prior General Partner Interest and Prior Limited Partner Interest shall be admitted as General Partners and Limited Partners, respectively, of Series LH, and each Prior General Partner Interest shall automatically convert into a Series LH General Partner Interest and each Prior Limited Partner Interest shall automatically convert into a Series LH Limited Partner Interest. Exhibit A sets forth the Series LH Percentage Interest and type of Series LH Partnership Interest of each Series LH Partner immediately following such conversion. In addition, Lakehead GP shall continue as a General Partner of the Partnership generally with a General Partner Interest in the Partnership generally that shall have no Percentage Interest and no economic rights with respect to the Partnership generally or otherwise.

Section 5.2 Series LH Capital Contributions.

Any Series LH Limited Partner, with the consent of the Managing General Partner of the Series LH, may, but shall not be obligated, to make additional Capital Contributions to the Series LH. Upon any such additional Capital Contribution, each Series LH General Partner and any other Series LH Limited Partner shall be obligated to make an additional Capital Contribution to the Series LH in an amount necessary to maintain its Series LH Percentage Interest.

Section 5.3 Initial Series AC Capital Contributions and Initial Debt Financing.

(a) On the Closing Date, each of the Series AC Partners shall make its respective Capital Contribution (each, an “Initial Series AC Capital Contribution”) to the Series AC in immediately available U.S. dollars in the amounts set forth opposite its name on Exhibit A in return for the Series AC Percentage Interest and type of Series AC Partnership Interest set forth opposite its name on Exhibit A, and, upon its execution of this Agreement and the making of its Initial Series AC Capital Contribution, each such Series AC Partner shall be admitted as a Partner of the Series AC in the capacity set forth opposite its name on Exhibit A.

(b) On the Closing Date, the Series AC shall (i) borrow under Facility B1 an amount equal to 66.67% of 45% of the Preliminary Alberta Clipper Construction Costs and (ii) borrow under Facility C1 an amount equal to 33.33% of 45% of the Preliminary Alberta Clipper Construction Costs.

(c) On the Closing Date, the Managing General Partner of Series AC shall apply the proceeds of the Initial Series AC Capital Contributions and the Initial Debt Financing to repay the Intercompany Preliminary Construction Cost Payable.

Section 5.4 Additional Series AC Capital Contributions.

(a) Each Series AC Partner hereby agrees to make additional Capital Contributions to the Series AC (the “Additional Series AC Capital Contributions”) in proportion to such Series AC Partner’s Series AC Percentage Interest at such times and in such amounts as the Managing General Partner of the Series AC shall specify in a notice delivered to the Series AC Partners pursuant to Section 5.4(b) or Section 5.4(c) (“Series AC Capital Contribution Notice”); provided that in no event shall any Series AC Partner be required to make, in the aggregate, Capital Contributions in excess of such Series AC Partner’s respective Maximum Commitment set forth on Exhibit A. All Additional Series AC Capital Contributions shall be contributed to the Series AC in immediately available U.S. dollars on the date specified in the applicable Series AC Capital Contribution Notice. No Series AC Partner shall be required to make any Additional Series AC Capital Contribution, or to otherwise contribute any amount, to the Series AC unless such Additional Series AC Capital Contribution is reflected on the Series AC Annual Budget for such fiscal year or is otherwise approved by the Managing General Partner of the Series AC and a Majority in Interest of Series AC Partnership Interests.

(b) On the 12th day of each month beginning prior to the In-Service Date, the Managing General Partner of the Series AC shall deliver a Series AC Capital Contribution Notice to each of the Series AC Partners setting forth (i) the estimated cash construction costs related to the Alberta Clipper Project for such month, adjusted for the difference between (A) the actual construction costs related to the Alberta Clipper Project for the immediately preceding month and (B) the estimated construction costs set forth in the Series AC Capital Contribution Notice for the immediately preceding month (the “Monthly Capital Requirement”), (ii) the amount of the required Additional Series AC Capital Contribution to be made by such Series AC Partner, which shall be an amount equal to such Series AC Partner’s Pro Rata portion of 55% of the Monthly Capital Requirement, (iii) that such Additional Series AC Capital Contribution is due on the 15th day of such month and (iv) the Person or the account to which such Additional Series AC Capital Contribution is to be made.

(c) From time to time following the In-Service Date, the Managing General Partner of the Series AC may deliver to the Series AC Partners a Series AC Capital Contribution Notice related to amounts that the Managing General Partner of the Series AC determines are necessary to fund the Series AC’s operations and establish reasonable reserves in respect of the Series AC’s expenses. Such notice shall set forth (i) the manner in which, and the expected date on which, such Additional Series AC Capital Contribution is to be applied, (ii) the amount of the required Additional Series AC Capital Contribution to be made by such Series AC Partner, which shall be an amount equal to such Series AC Partner’s Pro Rata portion of the total amount of such Additional Series AC Capital Contribution, (iii) the date on which such Additional Series AC Capital Contribution is due, which shall not be less than 10 Business Days from the date such notice is delivered and (iv) the Person or the account to which such Additional Series AC Capital Contribution is to be made.

(d) Each Series AC Partner agrees that payment of its required Additional Series AC Capital Contributions under this Agreement is an obligation of such Series AC Partner, that any default by any Series AC Partner would cause injury to the Series AC and to the other Series AC Partners and that the amount of damages caused by any such default would be difficult to calculate.

(e) If a Series AC Partner fails to fund all or any portion of its required Additional Series AC Capital Contribution set forth in a Series AC Capital Contribution Notice and fails to cure such default within five Business Days after the due date set forth in such Series AC Capital Contribution Notice (the “Default Capital Contribution”), the Series AC Partner failing to make such contribution (the “Defaulting Series AC Partner”) will be in default. Upon the occurrence of any such default, the Managing General Partner of Series AC shall promptly notify the Defaulting Series AC Partner and the other Series AC Partners not in default (each a “Non-Defaulting Series AC Partner”) of the occurrence of such default. As long as a Default Capital Contribution remains unpaid or arrangements for the payment thereof have not been agreed to by the Series AC Partners, any Non-Defaulting Series AC Partner may advance to the Series AC the entire amount of the Defaulting Series AC Partner’s Capital Contribution that has not been contributed, with each Non-Defaulting Series AC Partner electing to participate in such advance making its share of such advance in proportion to its Series AC Percentage Interest (without taking into account the Series AC Percentage Interest of the Defaulting Series AC Partner). Each Non-Defaulting Series AC Partner who makes such an advance on behalf of a Defaulting Series

AC Partner will have the right to elect the extent to which such advance will (x) constitute a loan to the Defaulting Series AC Partner and/or (y) be treated as a Capital Contribution by such Non-Defaulting Series AC Partner and result in an immediate adjustment of the Series AC Percentage Interests of the Defaulting Series AC Partner and the Non-Defaulting Series AC Partner making such election in accordance with Section 5.4(e)(i); provided, however, that if the advancing Non-Defaulting Series AC Partner does not notify the Managing General Partner of the Series AC of its election to have all, or any portion of, such advance treated as a loan to the Defaulting Series AC Partner, in writing, at the time the advance is made, then such advance shall be deemed a Capital Contribution and will automatically result in an immediate adjustment of the Series AC Percentage Interests.

(i) To the extent that one or more Non-Defaulting Series AC Partners do not elect to have an advance made pursuant to this Section 5.4(e) treated as a loan to the Defaulting Series AC Partner, or affirmatively elects to have such advance treated as a Capital Contribution, the Managing General Partner of the Series AC will automatically adjust the Series AC Percentage Interest of (A) each such Non-Defaulting Series AC Partner to equal the percentage obtained by dividing (x) the Series AC Capital Account of each such Non-Defaulting Series AC Partner (including any Capital Contribution made by such Non-Defaulting Series AC Partner under this Section 5.4(e) multiplied by three) by (y) the sum of the Series AC Capital Accounts of all Series AC Partners (including all Capital Contributions made under this Section 5.4(e) multiplied by three) and (B) such Defaulting Series AC Partner to equal the amount of (x) such Defaulting Series AC Partner’s Series AC Percentage Interest immediately prior to the occurrence of such default less (y) the aggregate increases to the Series AC Percentage Interests of Non-Defaulting Series AC Partners pursuant to clause (A). Notwithstanding the foregoing, the Defaulting Series AC Partner will have the right to re-acquire the interest in question from any advancing Non-Defaulting Series AC Partner within 30 days following the date on which such Series AC Percentage Interest adjustment is made by paying the entire amount advanced by such Non-Defaulting Series AC Partner in return for such adjustment, plus interest thereon at a rate equal to the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable law or (B) 12% per annum, whereupon the Series AC Percentage Interests of each Series AC Partner shall be adjusted to equal the Percentage Interest such Series AC Partner would have had in the absence of a default by such Defaulting Series AC Partner.

(ii) To the extent one or more Non-Defaulting Series AC Partners (each, a “Lending Series AC Partner”) elects to have an advance made pursuant to this Section 5.4(e) constitute a loan to the Defaulting Series AC Partner, such advance will have the following results (except to the extent otherwise agreed by the Lending Series AC Partner and the Defaulting Series AC Partner, each in their sole discretion):

(A) the sum advanced will constitute a loan from the Lending Series AC Partner to the Defaulting Series AC Partner and an Additional Series AC Capital Contribution of that sum to the Series AC by the Defaulting Series AC Partner pursuant to the applicable provisions of this Agreement;

(B) the principal balance of the loan together with all accrued unpaid interest thereon and all costs and expenses associated therewith (collectively, the “Defaulting Series AC Partner Obligation”) will be due and payable in whole no later than the tenth Business Day after the day written demand requesting payment of the Defaulting Series AC Partner Obligation is made by the Lending Series AC Partner to the Defaulting Series AC Partner; provided, however, that the Defaulting Series AC Partner may prepay the Defaulting Series AC Partner Obligation in whole or in part at any time prior to the date due;

(C) the amount lent will bear interest at the same rate as Facility B1 until such facility is repaid and, after Facility B1 has been repaid, at the same rate as the Enbridge Partners Long-Term Indebtedness from the date on which the advance is deemed made until the date on which the Defaulting Series AC Partner Obligation is repaid to the Lending Series AC Partner;

(D) the Lending Series AC Partner will have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, to take any action available to it at law or in equity that the Lending Series AC Partner may deem appropriate to obtain payment from the Defaulting Series AC Partner of the Defaulting Series AC Partner Obligation; and

(E) initially, a loan by a Lending Series AC Partner to a Defaulting Series AC Partner as contemplated by this Section 5.4(e)(ii) will not be considered a Capital Contribution by such Lending Series AC Partner and will not increase the Capital Account balance of such Lending Series AC Partner. Notwithstanding the foregoing, if the principal and interest of any such loan have not been repaid within one year from the date of the loan, a Lending Series AC Partner, at any time thereafter by giving written notice to the Managing General Partner of the Series AC and the Defaulting Series AC Partner, may elect to have an amount equal to the unpaid principal and interest balance of such loan transferred from such Defaulting Series AC Partner’s Capital Account to such Lending Series AC Partner’s Capital Account and increase such Lending Series AC Partner’s Capital Account with a corresponding decrease in such Defaulting Series AC Partner’s Capital Account. Upon such transfer, the loan will be treated as a Capital Contribution and the Series AC Percentage Interest for (A) such Lending Series AC Partner will be automatically adjusted to equal the percentage obtained by dividing (x) the Capital Account of such Lending Series AC Partner (including any Capital Contribution made by such Lending Series AC Partner under this Section 5.4(e)(ii)(E) on behalf of the Defaulting Series AC Partner multiplied by three) by (y) the sum of the Series AC Capital Accounts of all Series AC Partners (including all Capital Contributions made under this Section 5.4(e)(ii)(E) on behalf of the Defaulting Series AC Partner multiplied by three) and (B) such Defaulting Series AC Partner will be automatically adjusted to equal the amount of (x) such Defaulting Series AC Partner’s Series AC Percentage Interest immediately prior to such election by the Lending Series AC Partner less (y) the increase to the Series AC Percentage Interest of Lending Series AC Partner pursuant to clause (A).

(f) Notwithstanding the rights of Non-Defaulting Series AC Partners described in Section 5.4(e), the Managing General Partner of the Series AC, by a vote of a Majority in Interest of Series AC Partnership Interests (without taking into account the Series AC Partnership Interests of the Defaulting Series AC Partner), will have the right to exercise any rights and remedies available at law or in equity.

Section 5.5 Additional Debt Financing.

(a) On the 15th day of each month beginning prior to the In-Service Date, the Series AC shall (i) to the extent funded by EECI to Enbridge Partners under Facility A1, borrow under Facility B1 an amount equal to 66.67% of 45% of the Monthly Capital Requirement set forth in the Series AC Capital Contribution Notice for such month delivered to the Series AC Partners pursuant to Section 5.4(b) and (ii) borrow under Facility C1 an amount equal to 33.33% of 45% of the Monthly Capital Requirement set forth in the Series AC Capital Contribution Notice for such month delivered to the Series AC Partners pursuant to Section 5.4(b). The proceeds of such borrowings shall be used to fund construction costs related to the Alberta Clipper Project.

(b) On the 15th day of each month beginning prior to the In-Service Date, Enbridge Partners shall borrow under Facility A1 an amount equal to 66.67% of 45% of the Monthly Capital Requirement set forth in the Series AC Capital Contribution Notice for such month delivered to the Series AC Partners pursuant to Section 5.4(b). The proceeds of such borrowings shall be used to fund the borrowings under Facility B1 pursuant to Section 5.5(a).

(c) Promptly following the In-Service Date, Enbridge Partners shall use its commercially reasonable efforts to issue senior unsecured Indebtedness in an amount sufficient to refinance the outstanding borrowings under Facility C1 on such date in accordance with Section 3(d) of the Tariff Term Sheet (the “Enbridge Partners Long-Term Indebtedness”). The proceeds of the Enbridge Partners Long-Term Indebtedness shall be loaned to the Series AC on substantially the same terms as the Enbridge Partners Long-Term Indebtedness in order to refinance the outstanding borrowings under Facility C1.

(d) On the date of issuance of the Enbridge Partners Long-Term Indebtedness, EECI shall loan to Enbridge Partners on substantially the same terms as the Enbridge Partners Long-Term Indebtedness an amount sufficient to refinance the outstanding borrowings under Facility B1 on such date. The proceeds of such loan shall be loaned by Enbridge Partners to the Series AC on substantially the same terms as the Enbridge Partners Long-Term Indebtedness in order to refinance the outstanding borrowings under Facility B1.

Section 5.6 Future Alberta Clipper Expansions.

(a) Any Series AC Partner may from time to time propose an expansion of the capacity of the Alberta Clipper Project (each, an “Alberta Clipper Expansion Project”) by providing a written proposal setting forth in reasonable detail the terms of such Alberta Clipper Expansion Project, including a budget and capital expenditure plan (an “Alberta Clipper Expansion Proposal”), to each Series AC Partner. Promptly following its receipt of an Alberta Clipper Expansion Proposal, the Managing General Partner of the Series AC shall use its commercially reasonable efforts to develop, and negotiate with shippers regarding, the tolling and other financial terms for such Alberta Clipper Expansion Project that include objectively determinable incremental revenues and costs (the “Alberta Clipper Expansion Project Terms”) that are as favorable to the Alberta Clipper Expansion Project as can reasonably be achieved; provided, however, that the Managing General Partner of the Series AC shall not be obligated to seek any Alberta Clipper Expansion Project Terms that could reasonably be expected to have a material adverse impact on any Series. The Managing General Partner of the Series AC shall not agree to any Alberta Clipper Expansion Project Terms that could reasonably be expected to have a material adverse impact on any Series without the consent of a Majority in Interest of such Series (excluding for purposes of any such vote of the Series AC Partners or the Partners of an Alberta Clipper Expansion Series that is not wholly owned by any Partner and its Affiliates (i) prior to the occurrence of a Fundamental Change, the Partnership Interests owned by the Managing General Partner of the Series AC and its Affiliates and (ii) following the occurrence of a Fundamental Change, the Partnership Interests owned by EECI and its Affiliates). The Managing General Partner of the Series AC shall provide written notice of the Alberta Clipper Expansion Project Terms to each Series AC Partner promptly following the determination of the Alberta Clipper Expansion Project Terms.

(b) Enbridge Partners shall have the right, but not the obligation, to provide all or any portion of the debt and equity financing required in connection with each Alberta Clipper Expansion Project (the “Alberta Clipper Expansion Capital Requirement”) by providing written notice of its election to participate in the Alberta Clipper Expansion Project to the Series AC Partners as soon as reasonably practicable but in any event within 30 days following the receipt of the Alberta Clipper Expansion Project Terms. If Enbridge Partners does not elect to fund 100% of the Alberta Clipper Expansion Capital Requirement, EECI shall have the right, but not the obligation, to fund the portion of the Alberta Clipper Expansion Capital Requirement that Enbridge Partners has elected not to fund. If EECI elects to fund such portion, it shall provide written notice to Enbridge Partners promptly following receipt of Enbridge Partners’ notice of election to fund a portion of the Alberta Clipper Expansion Capital Requirement. If EECI and/or Enbridge Partners do not elect to fund 100% of the Alberta Clipper Expansion Capital Requirement, then the Alberta Clipper Expansion Project will not be undertaken by the Partnership or any Series. Enbridge Partners and EECI may fund their respective portions of any Alberta Clipper Expansion Capital Requirement pursuant to this Section 5.6 either directly or through a Subsidiary or a controlled Affiliate.

(c) If the Alberta Clipper Expansion Capital Requirement is to be provided Pro Rata by the Series AC Partners, all assets related to such Alberta Clipper Expansion Project shall be designated as Series AC Assets, and all Liabilities related to such Alberta Clipper Expansion Project shall be designated as Series AC Liabilities. Capital Contributions associated with such Alberta Clipper Expansion Project shall be Additional Series AC Capital Contributions.

(d) The assets of any Alberta Clipper Expansion Project that is undertaken but that are not designated as Series AC Assets shall be designated as the assets of a new series of partnership interests in the Partnership to be held by the Partners participating in such Alberta Clipper Expansion Project in proportion to their respective capital contributions in respect of such Alberta Clipper Expansion Project (an “Alberta Clipper Expansion Series”). Subject to Section 7.3, the Managing General Partner of the Partnership generally is hereby authorized to take all actions necessary to create and establish the Alberta Clipper Expansion Series with such rights, powers and duties as the Managing General Partner of the Partnership generally and the Persons becoming Partners of such new Series shall determine, including to amend this Agreement and its exhibits to set forth all relevant terms applicable to such Series. The Persons becoming Partners of such Alberta Clipper Expansion Series shall be admitted to the Partnership with respect to such Series as Partners upon their execution of a counterpart to this Agreement in their capacity as Partners of such Alberta Clipper Expansion Series.

Section 5.7 Interest and Withdrawal of Capital Contributions.

No interest shall be paid by the Partnership or any Series on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership or the termination of any Series may be considered as such by law and then only to the extent expressly provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to Profits, Losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.8 Capital Accounts.

(a) A separate Capital Account shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). A Partner that owns a Partnership Interest in more than one Series shall have a single Capital Account that reflects all such Partnership Interests; provided, however, that Series Capital Accounts shall be maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). A Partner’s Capital Account balance shall be the sum of the balances of each of such Partner’s Series Capital Accounts.

(b) Each Series Capital Account for each Partner shall be increased by (i) the amount of money contributed by that Partner to the Partnership with respect to a Series, (ii) the Book Value of property contributed by that Partner to the Partnership with respect to a Series (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Profits and any other items of income and gain attributable to a Series, and shall be decreased by (iv) the amount of money of a Series distributed to that Partner, (v) the Book Value of property of a Series distributed to that Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), and (vi) allocations to that Partner of Losses and any other items of loss and deduction attributable to a Series.

(c) The Partners’ Series Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4).

(d) Whenever the fair market value of property of a Series is required to be determined pursuant to this Section 5.8, the Managing General Partner of such Series shall establish the fair market value in a notice to the Partners of such Series.

(e) On a Transfer of all or part of a Partner’s Partnership Interest, each applicable Series Capital Account of the transferor that is attributable to the transferred Partnership Interests shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(1).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

(a) Allocations. For purposes of maintaining the Series Capital Accounts pursuant to Section 5.8 and in determining the rights of the Partners among themselves with respect to each Series, after making all of the allocations under Sections 6.1(b) and 6.1(c), Profits and Losses and items thereof with respect to a Series shall be allocated among the Partners of such Series in each taxable year (or portion thereof) as provided herein below.

(i) Series AC. Each item of income, gain, loss, deduction and credit attributable to Series AC Assets and Series AC Liabilities shall be allocated to the Series AC Partners in accordance with their respective Series AC Percentage Interests.

(ii) Series LH. Each item of income, gain, loss, deduction and credit attributable to Series LH Assets and Series LH Liabilities shall be allocated to the Series LH Partners in accordance with their respective Series LH Percentage Interests.

(iii) Notwithstanding Sections 6.1(a)(i) and 6.1(a)(ii), in the event of the dissolution and liquidation of the Partnership or the termination of a Series, allocations of Profit and Loss, and items thereof in connection with the liquidation shall be made in accordance with Section 11.3(a).

Losses and other items of deduction and loss specially allocated to a Partner with respect to a Series shall not exceed the maximum amount of Losses and items of deduction and loss that can be allocated without causing such Partner to have a deficit in its Adjusted Capital Account for such Series at the end of any taxable year or other period. In the event that some but not all of the Partners would have a deficit in their Adjusted Capital Accounts for such Series as a consequence of an allocation pursuant to this Section 6.1, the limitation set forth in the preceding sentence shall be applied on a Partner by Partner basis, and Losses or items of deduction and loss not allocable to any Partner as a result of such limitation shall be allocated to the other Partners of such Series in accordance with and to the extent of the relative positive balances in such Partners’ Adjusted Capital Accounts attributable to such Series. Any excess Losses or other items of deduction and loss remaining shall be allocated, Pro Rata, to the Partners of any other Series whose Adjusted Capital Accounts for such other Series have positive balances to the extent of such positive balances.

(b) Special Allocations. Notwithstanding any other provisions of this Section 6.1, the following special allocations shall be made on a Series by Series basis in the following order for each taxable period:

(i) Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Minimum Gain attributable to a Series during any taxable year, each Partner of such Series shall be allocated items of income and gain attributable to such Series for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance for such Series shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1 with respect to such taxable year. This Section 6.1(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i) above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Series during any taxable year, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of income and gain attributable to such Series for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1, other than Section 6.1(b)(i) above, with respect to such taxable year. This Section 6.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 6.1(b)(i) and 6.1(b)(ii) above, in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) attributable to a Series, items of income and gain of such Series shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account attributable to such Series created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iv) or 6.1(b)(v). This Section 6.1(b)(iii) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) After giving effect to the allocations in Sections 6.1(b)(i), 6.1(b)(ii) and 6.1(b)(iii):

(A) in the event that the Series LH Partners become obligated to make payments to the Series AC Partners pursuant to Section 6.2(c), items of Partnership gross income and gain shall be allocated to the Series LH Partners in accordance with their respective Series LH Percentage Interests until the aggregate amounts of items allocated to the Series LH Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series LH Partners to the Series AC Partners pursuant to Section 6.2(c) for such taxable year and all prior taxable years; and

(B) in the event that the Series AC Partners become obligated to make payments to the Series LH Partners pursuant to Section 6.3(c), items of Partnership gross income and gain shall be allocated to the Series AC Partners in accordance with their respective Series AC Percentage Interests until the aggregate amounts of items allocated to the Series AC

Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series AC Partners to the Series LH Partners pursuant to Section 6.3(c) for such taxable year and all prior taxable years.

(v) In the event any Partner has a deficit balance in its Adjusted Capital Account attributable to a Series at the end of any taxable year, such Partner shall be allocated items of gross income and gain of such Series in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account for such Series after all other allocations provided in this Section 6.1(b) (other than Section 6.1(b)(iii)) have been tentatively made as if Section 6.1(b)(iii) and this Section 6.1(b)(v) were not in this Agreement.

(vi) Nonrecourse Deductions attributable to a Series for any taxable year shall be allocated to the Partners of such Series in accordance with their Percentage Interests for such Series.

(vii) Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for any taxable year shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.1(b)(vii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(viii) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution in liquidation of a Partner’s Partnership Interest in a Series, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Series Capital Accounts are required to be adjusted pursuant to such provisions.

(c) Curative Allocation. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations attributable to a Series shall be offset either with other Regulatory Allocations attributable to such Series, or with special allocations of other items of income, gain, loss or deduction attributable to such Series pursuant to this Section 6.1(c). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing General Partner of the applicable Series shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s applicable Series Capital Account balance is, to the extent possible, equal to the balance such Partner would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.1(c), the Managing General Partner of the applicable Series shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d) Income Tax Allocations.

(i) Except as otherwise provided in this Section 6.1, each item of income, gain, loss and deduction of a Series shall be allocated among the Partners of such Series for U.S. federal income tax purposes in the same manner as such items are allocated under Sections 6.1(a), 6.1(b) and 6.1(c).

(ii) For U.S. federal income tax purposes, income, gain, loss and deduction with respect to property contributed to a Series by a Partner or the Book Value of which is adjusted pursuant to clause (b) or (d) of the definition of Book Value shall be allocated among the Partners of such Series in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(iii) All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by a Series for U.S. federal income tax purposes shall be determined without regard to any election under Code Section 754 that may be made by the Series.

(iv) If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the sale or other disposition of property of a Series, the ordinary income character of the gain from such sale or disposition shall be allocated among the Partners of such Series in the same ratio as the deductions giving rise to such ordinary income character were allocated.

Section 6.2 Requirement and Characterization of Series AC Distributions; Distributions to Series AC Partners.

(a) Within 45 days following the end of each Quarter commencing with the Quarter in which the In-Service Date occurs, the Partnership in respect of the Series AC shall distribute Pro Rata to the Series AC Partners as of the last day of such Quarter an amount in cash equal to the Series AC Distribution Amount with respect to such Quarter (the “Series AC Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Series AC shall make any distribution to any Series AC Partner on account of its Partnership Interest if such distribution would violate the Delaware Act or any other applicable law or violate Section 10.4(a) of the Note Agreement.

(b) Notwithstanding Section 6.2(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series AC, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series AC is completed), the cash that is distributed by the Partnership to the Series AC Partners is less than the Series AC Distribution Amount for such Quarter, then the Series LH Partners shall promptly pay to the Series AC Partners Pro Rata in cash an amount equal to such shortfall.

Section 6.3 Distributions to Series LH Partners.

(a) On the date the Series AC Distribution is made pursuant to Section 6.2(a), the Managing General Partner of the Series LH may, in its sole discretion, cause the Partnership in respect of the Series LH to distribute Pro Rata to the Series LH Partners any cash that is not otherwise required under this Agreement to be distributed to the Partners of any other Series or properly reserved by any other Series in accordance with this Agreement (the “Series LH Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor Series LH shall make any distribution to any Series LH Partner on account of its Series LH Partnership Interest if such distribution would violate the Delaware Act or other applicable law or violate Section 10.4(a) of the Note Agreement.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series LH, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series LH is completed), the Series AC Distribution Amount is less than zero, then the Series AC Partners shall promptly pay to the Series LH Partners Pro Rata in cash an amount equal to the amount by which the Series AC Distribution Amount was less than zero.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS; LIMITED PARTNERS

Section 7.1 Management.

(a) The Managing General Partner of the Partnership generally shall conduct, direct and manage all activities of the Partnership generally, and the Managing General Partner of each Series shall conduct, direct and manage all activities of the Series for which it serves as Managing General Partner. Except as otherwise expressly provided in this Agreement, (i) all management powers over the business and affairs of the Partnership generally shall be exclusively vested in the Managing General Partner of the Partnership generally, and no Limited Partner or other General Partner shall have any management power over the business and affairs of (or authority to bind) the Partnership generally and (ii) all management powers over the business and affairs of each Series shall be exclusively vested in the Managing General Partner of such Series, and no Limited Partner or other General Partner shall have any management power over the business and affairs of (or authority to bind) such Series. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to a Managing General Partner under any other provision of this Agreement, each Managing General Partner, subject to any approval required by Section 7.3 or any other provision of this Agreement, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership generally or the applicable Series, as the case may be, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(ii) the making of regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership and each Series (other than in connection with the matters set forth in Section 9.3);

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the applicable Series or the merger or other combination of the Partnership with or into another Person;

(iv) the use of the assets of the applicable Series (including cash on hand) for any purpose consistent with the terms of this Agreement;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments on behalf of the Partnership generally or the applicable Series;

(vi) the distribution of cash or property of the applicable Series;

(vii) the maintenance of separate or joint insurance policies for the benefit of the Partnership, any Series, any Partners or any Indemnitees;

(viii) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships subject to the restrictions set forth in Section 2.4;

(ix) the control of any matters affecting the rights and obligations of the Partnership or the applicable Series, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation; and

(x) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

Section 7.2 Certificate of Limited Partnership.

The Managing General Partner of the Partnership generally has caused an amendment to and restatement of the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act, which contains a notice of the limitation of liabilities of the Series in conformity with Section 17-218 of the Delaware Act. To the extent the Managing General Partner of the Partnership generally determines such action to be necessary or appropriate, the Managing General Partner of the Partnership generally shall file amendments to and restatements of the Certificate of Limited Partnership and do all necessary things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.

Section 7.3 Restrictions on the Managing General Partners’ Authority.

Notwithstanding any other provision of this Agreement to the contrary, none of the Partnership, any Series, any Managing General Partner nor any other Partner shall cause or commit the Partnership or any Series to take any of the following actions without the prior written consent or vote of a Majority in Interest of Series AC Partnership Interests:

(a) approve the Series AC Annual Budget as provided for in Section 7.4;

(b) request or otherwise require any additional Series AC Capital Contributions, pursuant to Section 5.4 or otherwise, that are not reflected in the approved Series AC Annual Budget or an approved Alberta Clipper Expansion Budget;

(c) establish any Series AC Reserves;

(d) with respect to the Series AC, make any expenditure or series of related expenditures in excess of $1,000,000 that are not (i) reflected in the approved Series AC Annual Budget or an approved Alberta Clipper Expansion Budget or (ii) required to address an emergency;

(e) the issuance, incurrence or assumption of any Indebtedness by the Series AC other than (i) Indebtedness reflected in the approved Series AC Annual Budget or an approved Alberta Clipper Expansion Budget, (ii) the Short-Term Debt Financing, (iii) the Long-Term Debt Financing, (iv) an Intercompany Obligation permitted by Section 7.3(f) or (v) a Springing Guarantee permitted by Section 7.3(g);

(f) the issuance, incurrence or assumption of any Indebtedness by the Partnership generally or any Series (other than the Series AC) unless such Indebtedness is (i) (x) (A) by its terms, expressly non-recourse to any Series AC Assets and the Series AC Partners or (B) an Intercompany Obligation and (y) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the aggregate principal amount of Indebtedness of the Partnership and all Series (excluding (A) short term Indebtedness incurred in connection with the construction of projects that have not yet been placed into service and (B) Indebtedness of the Series AC) does not exceed 45% of the capitalization of the Partnership generally and all Series (other than the Series AC) taken as a whole, (ii) incurred in connection with the refinancing of Existing Indebtedness for which the Partnership is the direct obligor (other than Existing Indebtedness that is an Intercompany Obligation), (iii) an Intercompany Obligation permitted by Section 7.3(e) or (iv) a Springing Guarantee permitted by Section 7.3(g);

(g) any guarantee of Indebtedness of another Person by the Partnership generally or any Series other than (i) any guarantee of Indebtedness of another Person pursuant to a currently existing obligation arising under a debt agreement related to Existing Indebtedness or (ii) a guarantee of Indebtedness of another Person similar to those currently existing under any Existing Indebtedness arising under a debt agreement entered into after the Closing Date if the Indebtedness under such debt agreement is senior to or pari passu with the Existing Indebtedness (any guarantee permitted under clauses (i) or (ii) above, a “Springing Guarantee”);

(h) any material modification of any material contract related to the Series AC Assets or to which the Series AC is a party (excluding this Agreement);

(i) any material modification to the Tariff Term Sheet or the Alberta Clipper Surcharge;

(j) any merger, consolidation, conversion, business combination or reorganization of the Partnership or any Subsidiary of the Partnership that owns any Series AC Assets (other than any conversion pursuant to Section 12.11(c));

(k) any direct or indirect sale, exchange or other transfer of (i) any Series AC Assets or (ii) any assets of the Partnership generally or any Series (other than the Series AC) in excess of $25,000,000, in each case, other than sales, exchanges or other transfers as a result of the exercise of remedies pursuant to Existing Indebtedness;

(l) any issuance of any additional Partnership Interests of the Partnership generally or any Series other than in connection with the creation of an Alberta Clipper Expansion Series pursuant to Section 5.6(d) (it being agreed that the making of Capital Contributions pursuant to Section 5.4 shall not constitute the issuance of additional Partnership Interests);

(m) except as otherwise provided in Section 4.1(c) and Section 5.6(d), the admission of any Person as a new Partner of the Partnership generally or of any Series (whether by Transfer of existing Partnership Interests, merger or issuance of additional Partnership Interests);

(n) except as otherwise provided in Section 4.1(c) and Section 5.6(d), any withdrawal or removal of any General Partner or admission of any new General Partner of the Partnership generally or any Series;

(o) the amendment of any provision of this Agreement relating to the Series AC or any other amendment of this Agreement that would have an adverse effect on the Series AC, the Series AC Assets or the Series AC Partners;

(p) the entry into or termination of any activity or business, or the acquisition or divestiture of any asset or business, that would cause the Partnership or any Series to be taxed as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes;

(q) the voluntary dissolution or liquidation of the Partnership or voluntary termination of any Series; or

(r) the commencement of a voluntary case with respect to, or the consent to the entry of an order for relief in an involuntary case against, the Partnership or any Series under any bankruptcy laws.

Section 7.4 Series AC Annual Budget.

(a) Fifteen days prior to the beginning of each fiscal year beginning after December 31, 2009, the Managing General Partner of the Series AC shall cause to be prepared and submitted to the Series AC Partners a budget and forecast setting forth the anticipated revenues and expenses for the Series AC for the following fiscal year, including any anticipated Series AC Expansion Capital Expenditures, Series AC Maintenance Capital Expenditures, operating expenses, revenues, Capital Contributions and distributions (the “Series AC Annual Budget”).

(b) After the Series AC Annual Budget has been approved by a Majority in Interest of Series AC Partnership Interests, the Managing General Partner of the Series AC shall implement the Series AC Annual Budget and shall be authorized to make the expenditures and incur the obligations provided for therein. The Series AC Annual Budget may be revised at any time during a fiscal year subject to the approval of a Majority in Interest of Series AC Partnership Interests.

(c) If a Majority in Interest of Series AC Partnership Interests fails to adopt on or before December 31 of any year a Series AC Annual Budget that has been properly submitted for approval by the Managing General Partner of the Series AC, then a Majority in Interest of Series AC Partnership Interests shall be deemed to have approved as the Series AC Annual Budget for the next calendar year the last Series AC Annual Budget that was approved by a Majority in Interest of Series AC Partnership Interests (the “Prior Budget”) adjusted as follows: (i) all operating expense items (including Series AC Maintenance Capital Expenditures but excluding Series AC Expansion Capital Expenditures) set forth in the Prior Budget shall be increased by 5% from the Prior Budget, (ii) all Series AC Expansion Capital Expenditures set forth in the Prior Budget shall be excluded and (iii) all expenditures related to the construction of the Alberta Clipper Project set forth in the Prior Budget shall be replaced with the estimated expenditures related to the construction of the Alberta Clipper Project for the next calendar year; provided, however, that if a Series AC Annual Budget subsequently is approved by a Majority in Interest of Series AC Partnership Interests, such subsequently approved Series AC Annual Budget shall be effective for the remainder of the applicable fiscal year.

Section 7.5 Collection of Series AC Revenue Entitlement.

(a) The Series AC Revenue Entitlement for each year will be collected by the Partnership on behalf of the Series AC through the surcharge provided for in Section 3 “Revenue Requirement” of the Tariff Term Sheet (excluding any reduction attributable to the “Revenue Credit” provided for in Section 13 of the Tariff Term Sheet that is collected through the base system tolls) that is levied during that year with respect to the projected level of costs and throughput volumes including the adjustment provided for in Section 4 “Revenue Requirement Adjustment” of the Tariff Term Sheet for over or under collection that is included in the surcharge levied in the year following the year of such over or under collection, inclusive of carrying charges.

(b) The Managing General Partner of the Series AC shall cause the Series AC Records to set forth the cumulative amount by which the Series AC Revenue Entitlement exceeds or is less than amounts actually collected, inclusive of carrying charges.

(c) Neither the Series AC Revenue Entitlement, nor the amount of the Series AC Revenue Entitlement that is collected on behalf of Series AC in any period, will be reduced by any part of the revenue credit to the Alberta Clipper Surcharge specified in Section 13 of the Tariff Term Sheet.

Section 7.6 Compensation of General Partners.

No General Partner shall be compensated for its services as a General Partner of the Partnership generally or any Series; provided, however, this Section 7.6 shall not prohibit or restrict any reimbursement to which any General Partner is otherwise entitled for expenses it incurs or payments it makes on behalf of the Partnership generally or any Series, including any general and administrative expenses.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Series shall indemnify and hold harmless all of such Series’ Indemnitees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (“Claims”), in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its management of the affairs of such Series or by reason of its status as an Indemnitee of such Series, that relates to or arises out of such Series, its property, its business or its affairs; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the indemnifying Series, it being agreed that, except as provided in Section 11.7, no Partner shall be personally liable for such indemnification nor shall any Partner have any obligation to contribute or loan any monies or property to such Series to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any Claim shall, from time to time, be advanced by the indemnifying Series prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by such Series of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority in Interest of the indemnifying Series, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) Any Series may purchase and maintain (or reimburse such Series’ General Partners or their Affiliates for the cost of) insurance, on behalf of such Series’ General Partners, their Affiliates and such other Persons as such Series’ General Partners shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Series’ activities or such Person’s activities on behalf of such Series, regardless of whether such Series would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) In no event may an Indemnitee subject any Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement with respect to the indemnifying Series.

(g) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by a Series, nor the obligations of such Series to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(i) The provisions of this Section 7.7 shall not be construed to limit the power of any Series to indemnify an Indemnitee of such Series to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 7.7.

Section 7.8 Interseries Indemnification.

Notwithstanding anything to the contrary set forth in this Agreement, in the event that any Series (the “Indemnified Series”) (a) becomes liable for any Liability of another Series (the “Indemnifying Series”), including any Claim for Damages by a Third Party that relate to or arise out of the actions, obligation, assets, property, business or affairs of the Indemnifying Series or (b) pays or discharges an Intercompany Obligation for which the Indemnifying Series is the Primary Obligor (collectively, “Series Indemnified Damages”), to the fullest extent permitted by law, the Indemnifying Series shall indemnify the Indemnified Series for the amount of the Series Indemnified Damages promptly following their incurrence or payment, as applicable. Any indemnification pursuant to this Section 7.8 shall be made (i) only out of the assets of the Indemnifying Series, it being agreed that, except as provided in Section 11.7, no Partner shall be personally liable for such indemnification nor shall any Partner have any obligation to contribute or loan any monies or property to the Indemnifying Series to enable it to effectuate such indemnification and (ii) only to the extent that the Partners of the Indemnified Series have not received a payment from the Partners of the Indemnifying Series under Section 6.2(c) or 6.3(c) with respect to a shortfall related to the Liability that gave rise to the Series Indemnified Damages.

Section 7.9 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to any Series, any Partner or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as a Managing General Partner set forth in this Agreement, each Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and such Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by such Managing General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Series or the Partners, the General Partners and any other Indemnitee acting in connection with the Partnership’s or a Series’ business or affairs shall not be liable to the Partnership, such Series or any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Partner or other Person to the parties hereto otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Partner or other Person.

(d) Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

Section 7.10 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act. A General Partner of a Series shall not be liable for the obligations of the Partnership generally or any other Series solely as a result of its status as a General Partner of a Series, and a General Partner of the Partnership generally shall not be liable for the obligations of any Series solely as a result of its status as a General Partner of the Partnership generally.

Section 7.11 Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s or any Series’ business, transact any business in the Partnership’s or any Series’ name or have the power to sign documents for or otherwise bind the Partnership or any Series. Any action taken by any Affiliate of a General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of a General Partner or any of its Affiliates shall not be deemed to be participation in the control of the business of the Partnership or any Series by a Limited Partner of the Partnership generally or any Series (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 7.12 Outside Activities of the Limited Partners.

Notwithstanding any duty otherwise existing at law or in equity, except as otherwise set forth in any other agreement to which a Partner is a party, including the Omnibus Agreement, any Partner of the Partnership generally or any Series shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership or any Series, including business interests and activities in direct competition with the Partnership or any Series.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, (a) any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner of the Partnership generally, and any officer of such Managing General Partner authorized by such Managing General Partner to act on behalf of and in the name of the Partnership, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership generally, and to enter into any authorized contracts on behalf of the Partnership as a whole and the Partnership generally, and such Person shall be entitled to deal with such Managing General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially and (b) any Person dealing with any Series shall be entitled to assume that the Managing General Partner of such Series, and any officer of such Managing General Partner authorized by such Managing General Partner to act on behalf of and in the name of such Series, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of such Series and to enter into any authorized contracts on behalf of such Series and such Person shall be entitled to deal with such Managing General Partner or any such officer as if it were such Series’ sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with any Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of such Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership or any Series by the Managing General Partner of the Partnership

generally or such Series, respectively, or its respective representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership or such Series and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership or such Series, as applicable.

Section 7.14 Managing General Partner.

Except as provided for in Section 10.1, Lakehead GP (or its designee) shall serve as the managing general partner (the “Managing General Partner”) of the Partnership generally and each Series. Except as expressly provided in this Agreement, all management powers over the business and affairs of the Partnership generally or a Series shall be exclusively vested in the Managing General Partner of the Partnership generally or of such Series, as applicable, and no other General Partner nor any Limited Partner shall have any management power over the business and affairs of the Partnership generally or any Series.

Section 7.15 Conflicts of Interest.

Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between a Managing General Partner or any of its Affiliates, on the one hand, and the Partnership, any Series or any Partner or any Affiliates thereof, on the other hand, or (b) whenever this Agreement or any other agreement contemplated herein provides that a Managing General Partner or any of its Affiliates shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner or any Affiliate thereof, such Managing General Partner shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by such Managing General Partner, the resolution, action or terms so made, taken or provided by such Managing General Partner shall be permitted and deemed approved by all the Partners and shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty, including any fiduciary duty, or obligation of such Managing General Partner at law or in equity or otherwise, and it shall be presumed in making its decision that the Managing General Partner acted in good faith. In any proceeding challenging such decision, the party bringing the challenge shall have the burden of overcoming such presumption.

Section 7.16 Shared Use of Shared Assets.

The Shared Assets shall be shared between the Series AC and the Series LH in accordance with the terms set forth in Exhibit C. Exhibit C is hereby incorporated by reference herein and constitutes an integral, non-severable part of this Agreement. The parties hereto hereby agree to be bound by the terms and conditions of Exhibit C.

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

Section 8.1 Records and Accounting.

The Managing General Partner of the Partnership generally and the Managing General Partner of each Series shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied and in which shall be entered fully and accurately each transaction of the Partnership generally or such Series, as applicable. Such books of account, together with a copy of this Agreement, and of the Certificate of Limited Partnership, shall at all times be maintained at the principal place of business of the Partnership. The records maintained for each Series shall account for the assets associated with each such Series separately from the other assets of the Partnership, if any, or of any other Series. Upon written request, each Partner associated with a Series shall have the right, at a time during ordinary business hours, as reasonably determined by the Managing General Partner of such Series, to inspect and copy, at the requesting Partner’s expense, the records of such Series for any purpose reasonably related to such Partner’s interest with respect to such Series.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership and of each Series shall be a fiscal year ending December 31.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns.

The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the Managing General Partner of the Partnership generally. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the Managing General Partner of the Partnership generally shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Partners for U.S. federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Partner Tax Return Information.

The Partnership shall cause to be delivered to each Partner within 75 days after the end of the Partnership’s taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Partner and such other information as shall be necessary (including a statement for that year of each Partner’s share of net income, net losses and other items allocated to such Partner) for the preparation and timely filing by the Partners of their U.S. federal, state and local income and other tax returns.

Section 9.3 Tax Elections.

(a) If there is a distribution of property of a Series as described in Code Section 734 or a transfer of Partnership Interests as described in Code Section 743, upon request by notice from any Partner of such Series, to elect, pursuant to Code Section 754, to adjust the basis of Series property.

(b) Except as otherwise provided herein, the Managing General Partner of the Partnership generally shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.4 Tax Controversies.

(a) Subject to the provisions hereof, the Managing General Partner of the Partnership generally is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(b) The Tax Matters Partner shall take such action as may be necessary to cause any Partner so requesting to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

(c) If an audit of any of the Partnership’s tax returns shall occur, the Tax Matters Partner shall not settle or otherwise compromise assertions of the auditing agent that may be adverse to any Partner as compared to the position taken on the Partnership’s tax returns without the prior written consent of each such affected Partner.

(d) No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Partnership, without first notifying the other Partners. Any Partner that enters into a settlement agreement with respect to any Partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Partners of such settlement agreement and its terms within 90 days from the date of the settlement.

(e) If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the other Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

Section 9.5 Withholding.

The Managing General Partner of the Partnership generally is authorized to take any action that may be required to cause the Partnership or any Series to comply with any withholding requirements established under the Code or any other federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership or any Series is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the Managing General Partner of the Partnership generally or of the applicable Series may treat the amount withheld as a distribution of cash pursuant to Section 6.2 or Section 6.3, as applicable, in the amount of such withholding from such Partner.

Section 9.6 Tax Reimbursement.

If Texas law requires the Partnership or a Series and any Partner both to participate in the filing of a Texas franchise tax combined group report, and if such Partner or any other member of the Partner’s combined group pays the franchise tax liability due in connection with such combined report, the parties agree that the Partnership or the applicable Series shall promptly reimburse such Partner for the franchise tax paid on behalf of the Partnership as a combined group member. The franchise tax paid on behalf of the Partnership with respect to each applicable Series shall equal the excess, if any, of (i) the franchise tax that the combined group including the Partnership pays over (ii) the amount the combined group would have paid if it had computed its franchise tax liability for the report period without the Partnership as a member of the combined group, but in no event more than what the Partnership or each applicable Series would have paid had it filed the franchise tax return not as a member of a group. In such event, the parties agree that such Partner shall be considered as paying such amount on behalf of the Partnership with respect to each applicable Series and the Partnership with respect to each applicable Series shall deduct for U.S. federal income tax purposes 100% of the Texas franchise tax attributable to the Partnership with respect to each applicable Series; provided that in the event that such deduction may not be properly taken by the Partnership with respect to each applicable Series, the Partnership with respect to each applicable Series shall reimburse such Partner for the after-tax cost of such payment of Texas franchise tax paid on the Partnership’s behalf.

Section 9.7 Tax Partnership.

It is the intention of the Partners that the Partnership be classified as a partnership for U.S. federal tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership or any Series to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3 or any similar provision of state or local law.

Section 9.8 Tax Matters Following a Fundamental Change.

Following the occurrence of a Fundamental Change, the following provisions shall take effect and supersede any conflicting provisions of this Article IX:

(a) EECI Sub shall exercise full and exclusive discretion over all tax matters relating to or affecting the Series AC. For the avoidance of doubt, EECI Sub’s right to exercise its discretion shall include matters relating to the Partnership generally, such as Partnership tax elections permitted by the Code, to the extent that such matter affects the Series AC.

(b) The Partnership shall cause to be delivered to EECI Sub at least 15 Business Days before the due date of any Partnership tax return a copy of the proposed tax return. EECI Sub shall have ten Business Days to request changes to any portions of such tax return that affect Series AC, and the Tax Matters Partner shall make all changes to such tax return requested by EECI Sub prior to timely filing such return.

(c) If an audit of any of the Partnership’s tax returns shall occur, EECI Sub shall have the right, at its discretion, to control all decisions with respect to any matter relating to or affecting the Series AC, and the Tax Matters Partner shall act in accordance with EECI Sub’s direction. For the avoidance of doubt, EECI Sub shall control all decisions with respect to all matters under audit affecting or relating to the Partnership generally to the extent that such matters also affect the Series AC.

ARTICLE X

OTHER EVENTS

Section 10.1 Fundamental Change.

(a) If, at any time, (i) EECI is removed as the general partner of Enbridge Partners pursuant to Section 13.2 (or equivalent provision) of the Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Partners, as amended, or (ii) Enbridge Partners shall cease to directly or indirectly control the Partnership generally and each Series (each, a “Fundamental Change”), then the Managing General Partner of Series AC and each Managing General Partner of any Alberta Clipper Expansion Series shall, without any further action on its part, be deemed to have automatically and irrevocably delegated to EECI Sub (or its designee), to the fullest extent permitted under this Agreement and Delaware law, all of such Managing General Partner’s power and authority to manage and control the business and affairs of the applicable Series (such delegation being referred to herein as the “Maximum Permitted Delegation”), subject to termination only in the sole discretion of EECI Sub. Notwithstanding the delegation provided for in this Section 10.1(a), no Managing General Partner shall be deemed to have withdrawn as a General Partner of the Partnership generally or the applicable Series, and such Managing General Partner shall retain all of its Partnership Interests and Percentage Interests in the Partnership generally and the applicable Series (as the case may be), and none of the foregoing shall be deemed to have been assigned or transferred to EECI Sub (or its designee).

(b) If all or a portion of the Maximum Permitted Delegation is determined to be invalid or unenforceable for any reason following a Fundamental Change, EECI, in its sole discretion, may elect to become the Managing General Partner of the Series AC and each Alberta

Clipper Expansion Series by providing five Business Days’ prior written notice of such election to the Managing General Partner of the Partnership generally at any time (such election, the “Control Option”). Upon exercise of the Control Option:

(i) the Limited Partner Interest of EECI Sub in the Series AC shall automatically convert into a General Partner Interest in the Series AC;

(ii) EECI Sub shall be granted a General Partner Interest in each Alberta Clipper Expansion Series that shall have no economic rights with respect to such Series or otherwise;

(iii) EECI Sub shall automatically become the Managing General Partner of the Series AC and each Alberta Clipper Expansion Series, with all rights, powers and obligations of the Managing General Partner of such Series as set forth in this Agreement; and

(iv) all rights, powers and obligations of the existing Managing General Partner of the Series AC and each Alberta Clipper Expansion Series (in its capacity as such) shall immediately terminate.

The exercise of the Control Option pursuant to this Section 10.1(b) shall not affect (A) the status of any Managing General Partner of the Partnership generally or any Series (other than the Series AC or an Alberta Clipper Expansion Series) or (B) the Percentage Interest of the Series AC Partners or the Partners of any Alberta Clipper Expansion Series.

(c) Following a Fundamental Change, in addition to the rights set forth in Section 9.8 and Section 10.1, EECI, in its sole discretion, may elect to cause the Series AC Assets and the right to operate the assets of each Alberta Clipper Expansion Series to be transferred to the New AC Entity by providing five Business Days’ prior written notice of such election to the Managing General Partner of the Partnership generally at any time (such election, the “Separation Option”). Upon exercise of the Separation Option, the Managing General Partner of the Partnership generally and each Series AC Partner shall (i) negotiate reasonably and in good faith in connection with a transfer of all Series AC Assets and Series AC Liabilities to the New AC Entity and (ii) use their best efforts to (A) effectuate such transfer and (B) allow the newly formed entity to own and operate the Series AC Assets and operate any Alberta Clipper Expansion Projects, including the transfer of all necessary permits, licenses and rights-of-way and the good faith negotiation and performance of any necessary service agreements between the New AC Entity and the Partnership. The Series AC Partners at the time of exercise of the Separation Option shall be the initial partners or members, as applicable, of the New AC Entity, and their relative percentage interest in the New AC Entity shall be proportionate to their Series AC Percentage Interest at the time of exercise of the Separation Option; provided, however, that EECI or its designee shall be the managing general partner, managing member or the equivalent thereof of the New AC Entity. All costs reasonably incurred by the Partnership in complying with this Section 10.1(c) shall be reimbursed by the Series AC.

(d) In connection with the exercise of the Control Option or the Separation Option pursuant to this Section 10.1, each of the Partners agrees to cooperate with respect to such matters and to execute such further assignments, releases, assumptions, amendments of this

Agreement and the Certificate of Limited Partnership, notifications and other documents as may be reasonably requested by EECI, EECI Sub or the Managing General Partner of the Series AC for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by such provisions and the otherwise continued operations of the Partnership.

Section 10.2 Surcharge Expiration.

(a) Upon the expiration or earlier termination of the Surcharge Term, the Tariff Term Sheet shall be replaced with a revised tariff structure in accordance with Section 2(b) of the Tariff Term Sheet (the “Revised Tariff Structure”).

(b) If the Revised Tariff Structure sets forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, then the Series AC Revenue Entitlement and Series AC Expenses shall be calculated in accordance with the Revised Tariff Structure.

(c) If the Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, then EECI Sub and Lakehead GP, on behalf of all Partners of the Partnership generally and each Series, will negotiate in good faith an arrangement to allocate among each Series the total Lakehead System revenue collected by the Partnership following the expiration or earlier termination of the Surcharge Term. Such allocation arrangement will be based on the relative economic value of each Series as of the expiration or earlier termination of the Surcharge Term. If EECI Sub and Lakehead GP are able to agree on such allocation arrangement, then the Series AC Revenue Entitlement and Series AC Expenses will be calculated in accordance with such arrangement. If EECI Sub and Lakehead GP are unable to agree on such allocation arrangement at least 180 days prior to the expiration or earlier termination of the Surcharge Term, then the matter will be submitted to arbitration pursuant to Section 10.2(d).

(d) If the Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, and EECI Sub and Lakehead GP are unable to agree on an allocation arrangement pursuant to Section 10.2(c), such allocation arrangement shall be determined through binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.2(d) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.2(d) will control the rights and obligations of the parties. Arbitration shall be initiated 180 days prior to the expiration of the Surcharge Term. Each of EECI Sub and Lakehead GP shall appoint an arbitrator at least 150 days prior to the expiration of the Surcharge Term. If either party fails for any reason to name an arbitrator within such period, the other party shall petition to the American Arbitration Association for appointment of an arbitrator for such party’s account. The two arbitrators so chosen shall select a third arbitrator within 15 days after the second arbitrator has been appointed. Each of EECI Sub and Lakehead GP will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by the party that has failed to appoint an arbitrator in the requisite period. Each of EECI Sub and Lakehead GP will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral Persons who have never been officers, directors or employees of Enbridge Partners, EECI or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Within five days after the selection of the third arbitrator, EECI Sub and Lakehead GP shall exchange in writing, signed by the respective parties, their respective proposed allocation arrangements. At the conclusion of the hearing, the arbitrators shall choose either the allocation arrangement of EECI Sub or the allocation arrangement of Lakehead GP, and shall have no power or authority whatsoever to reach any other result. In making their choice, the arbitrators shall choose the allocation arrangement that in their judgment most equitably allocates the total Lakehead System revenues in a manner that best represents the relative economic value of each Series as of the expiration of the Surcharge Term. EECI Sub, Lakehead GP and the arbitrators shall proceed diligently and in good faith in order that the determination may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1 Dissolution of the Partnership.

(a) The Partnership shall not be dissolved by the admission of additional Partners. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(i) subject to Section 7.3(q), an election to dissolve the Partnership by the Managing General Partner of the Partnership generally and the Managing General Partner of each Series that is approved by a Majority in Interest of each Series;

(ii) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(iii) the termination of the last remaining Series;

(iv) at any time that there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(v) any event that causes a General Partner to cease to be a general partner of the Partnership generally or any Series; provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership generally or any Series who is hereby authorized to and does carry on the business of the Partnership or (B) within 90 days after the occurrence of such event, a Majority in Interest of the Limited

Partners of each Series agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership generally and, to the extent applicable, each Series.

(b) Upon the dissolution of the Partnership as provided herein, the Partnership shall be wound up by winding up each Series in the manner provided by Section 11.3.

Section 11.2 Termination of a Series.

(a) a Series shall be terminated upon any of the following events:

(i) the dissolution of the Partnership;

(ii) the entry of a decree of judicial termination of such Series under Section 17-218 of the Delaware Act;

(iii) subject to Section 7.3(q), the approval of each General Partner of such Series and a Majority in Interest of the Partnership Interests of such Series; or

(iv) any event that causes a General Partner to cease to be a general partner of the Series; provided that the Series shall not be terminated and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Series who is hereby authorized to and does carry on the business of the Series or (B) within 90 days after the occurrence of such event, a Majority in Interest of the Limited Partners of such Series agree in writing or vote to continue the business of the Series and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Series.

(b) The termination and winding up of a Series (other than the last Series) shall not, in and of itself, cause a dissolution of the Partnership or the termination of any other Series. The termination of a Series shall not affect the limitation on liabilities of such Series or any other Series provided by this Agreement, the Certificate of Limited Partnership and the Delaware Act.

Section 11.3 Winding Up, Liquidation and Distribution of Assets of the Partnership or a Series Upon Dissolution of the Partnership or Termination of Such Series.

(a) Upon dissolution of the Partnership or termination of a Series, the Managing General Partner of the Partnership generally or of such Series, as applicable, shall commence to wind up the affairs of the Partnership (and all Series) or such Series, as applicable; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of any applicable Series and the discharge of liabilities of the Partnership (and all Series) or such Series, as applicable, to its creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation. Upon dissolution of the Partnership or termination of a Series after taking into account Regulatory Allocations, all allocations of Profit, Losses and items thereof with respect to a Series shall be made in a manner so that, to the greatest extent possible, the Series Capital Accounts of each Partner in such Series shall equal the amount that would be distributed to such Partner if liquidating distributions were made in accordance with the Partners’ Percentage Interests in such Series. The Partners of each Series being liquidated, as applicable, shall be furnished with a statement prepared by a certified public accountant selected by the Managing General Partner of the Partnership generally, in its sole discretion, at the expense of such Series, if applicable, that shall set forth the assets and liabilities of the Partnership (and all Series) or such Series (as applicable) as of the date of termination. The proceeds of liquidation shall be distributed in the following order and priority:

(i) to creditors of each applicable Series, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all Liabilities of such Series, including, without limitation, the expenses incurred in connection with the liquidation of the Partnership (and all Series) or such Series;

(ii) to the Partners of each Series being liquidated in accordance with such Partners’ Series Capital Account balances for such Series (after giving effect to all contributions, distributions, allocations and other Series Capital Account adjustments for all taxable years, including the year during which such termination and liquidation occurs) in compliance with Treasury Regulation § 1.704-1(b)(2)(ii)(b)(2); and

(iii) if any Limited Partner has a deficit balance in its Series Capital Account for such Series (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership or of such Series with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership, such Series or to any other Person for any purpose whatsoever.

(b) Notwithstanding any other provisions of this Section 11.3, in the event the Partnership is “liquidated” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), but such liquidation does not constitute a dissolution of the Partnership, the assets of the Partnership (and each Series) shall not be liquidated, the liabilities of the Partnership (and each Series) shall not be paid or discharged and the affairs of the Partnership (and each Series) shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Partnership (and each Series) shall be deemed to have distributed all of the assets of the Partnership (and each Series) in kind to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Partnership shall be deemed to liquidate by distributing interests in the new partnership to the Partners.

(c) The Managing General Partners and Partners shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Partnership or any Series and the final distribution of its assets.

Section 11.4 Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and each Series and the distribution of Series cash and property as provided in Section 11.3 in connection with the liquidation of the Partnership and each Series, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled, and such other actions as may be necessary to terminate the Partnership and each Series shall be taken.

Section 11.5 Return of Capital Contributions.

(a) Except as otherwise provided by applicable laws, upon termination of a Series, each Partner of such Series shall look solely to the assets of such Series for the return of its Capital Contributions made to such Series, and if the assets of such Series remaining after satisfaction (whether by payment or reasonable provision for payment) of the Liabilities of such Series are insufficient to return such Capital Contributions, such Partner shall have no recourse against any other Series, the Partnership or any Partner, except as otherwise provided by law or by Section 6.2(c) or 6.3(c).

(b) Except as provided in Section 6.2(c), 6.3(c) or 11.7, no General Partner shall be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership or any Series to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Series assets.

Section 11.6 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership or any Series property.

Section 11.7 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account or any Series Capital Account upon liquidation of the Partnership or such Series. A General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership or any Series by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XII

AMENDMENT OF PARTNERSHIP AGREEMENT;

MEETINGS; RECORD DATE; MERGER

Section 12.1 Amendment.

Except as otherwise provided by this Agreement, this Agreement may be amended by the Managing General Partner of the Partnership generally in writing without the approval of any other Partner; provided that the provisions of Section 7.7 shall not be amended in any way that would adversely affect an Indemnitee without the consent of such Indemnitee.

Section 12.2 Amendment Requirements.

Notwithstanding the provisions of Section 12.1, no provision of this Agreement that establishes a Percentage Interest required to take any action with respect to any Series shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Partnership Interests of such Series whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced.

Section 12.3 Voting Rights.

Unless otherwise required by the Delaware Act or this Agreement, all actions, approvals and consents to be taken or given by the Partners of a Series under the Delaware Act, this Agreement or otherwise shall require the affirmative vote or written consent of a Majority in Interest of such Series, or if with respect to the Partnership as a whole, the affirmative vote or written consent of a Majority in Interest of each Series.

Section 12.4 Meetings.

Meetings of the Partners of a Series, for any purpose or purposes, may be called by the Managing General Partner of such Series or by any Partner or Partners of such Series holding at least 25% of the Percentage Interests of such Series.

Section 12.5 Place of Meetings.

The Partner or Partners calling a meeting may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Partners of a Series. If a designation is not made, the place of meeting shall be the principal place of business of the Partnership. The Partners of a Series may participate in a meeting of the Partners of such Series by means of conference telephone or similar communications equipment; provided that all individuals participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. If all the participants of a meeting are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Partnership.

Section 12.6 Notice of Meetings.

Written notice stating the place, day and hour of a meeting and the purpose or purposes for which a meeting of the Partners of a Series is called shall be delivered not less than five nor more than 30 days before the date of the meeting, either personally or by mail, at the direction of the Partner or Partners calling the meeting, to each Partner of such Series entitled to vote at such meeting; provided, however, if the Partners of a Series representing a Majority in Interest of such Series shall meet or participate in a meeting at any time and place, either within or outside the State of Delaware, and consent (whether orally or in writing) to the holding of a meeting at such time, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

Section 12.7 Quorum.

Partners of any Series holding a Majority in Interest of such Series entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of Partners of such Series. In the absence of a quorum at any such meeting, Partners of such Series holding a

Majority in Interest of such Series may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each Partner of such Series of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Partners of such Series present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Partners of such Series whose absence would cause less than a quorum to be present. If a quorum is present, the affirmative vote of Partners of such Series holding a Majority in Interest of such Series shall be the act of the Partners of such Series, unless a vote of greater or lesser proportion is otherwise expressly required or permitted by this Agreement.

Section 12.8 Proxies.

At all meetings of Partners of a Series, a Partner of such Series may vote in person or by proxy executed in writing by such Partner or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Partnership before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy may only be given orally during a meeting taking place by conference telephone or similar communications equipment and shall expire at the termination of such meeting.

Section 12.9 Action Without a Meeting.

Any action required or permitted to be taken at a meeting of Partners of any Series may be taken without a meeting and without prior notice if the Managing General Partner of such Series receives written consents by the Partners of such Series representing the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all Partners of such Series were present and voted.

Section 12.10 Waiver of Notice.

When any notice is required to be given to any Partner, a waiver thereof in writing signed by the Partner entitled to such notice, whether before, at or after the time stated therein, or the presence and participation of such Partner in a meeting, or the participation by such Partner in a meeting by conference telephone or similar communications equipment, shall be equivalent to the giving of such notice.

Section 12.11 Merger, Consolidation and Conversion.

(a) Subject to Section 7.3, the Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation or a written plan of conversion, as the case may be, approved by the Managing General Partner of the Partnership generally and a Majority in Interest of each Series.

(b) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Section 12.11 may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership. Any such amendment or adoption made pursuant to this Section 12.11 shall be effective at the effective time or date of the merger or consolidation.

(c) The Managing General Partner of the Partnership generally shall have the authority to convert the Partnership to a Delaware statutory trust if, on the advice of counsel, such conversion (i) is necessary and advisable for Wisconsin GP to have or retain condemnation authority under Wisc. Stat. § 32.01, et seq. and (ii) would not result in a default under any Indebtedness of the Partnership or Enbridge Partners existing at such time; provided that (A) the trust is structured as a series trust pursuant to Del. Code tit. 12, § 3801, et seq., (B) the relative rights and obligations of the Partners of each Series are maintained in the trust (and each series thereof), (C) the beneficial owners of each series of the trust own an undivided beneficial interest in all of the assets of the Series of which they are beneficial owners, (D) the trust would be disregarded for U.S. federal income tax purposes and (E) the limited liability of the beneficial owners of the trust (and each series thereof) would be expected to be respected in all relevant states to the same extent as that applicable to limited partners of a Delaware limited partnership.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the following addresses:

If to EECI or EECI Sub, to:

Enbridge Inc.

3000 Fifth Avenue Place

425 – 1st Street S.W.

Calgary, Alberta

T2P 3L8 Canada

Attention: Group Vice President, Corporate Law

Facsimile: 403-231-3920

If to Enbridge Partners, Lakehead GP or Wisconsin GP, to:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77001

Attention: Vice President—Law and Deputy General Counsel

Facsimile: 713-821-2000

Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to such Partner at its address as shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Any notice to the Partnership generally or any Series shall be deemed given if received by the Managing General Partner of the Partnership generally or the applicable Series at the principal office of the Partnership generally or the applicable Series designated pursuant to Section 2.3. Each Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 13.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 13.4 Integration.

This Agreement constitutes a single, non-severable agreement and the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 13.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or any Series.

Section 13.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach of any other covenant, duty, agreement or condition.

Section 13.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 13.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 13.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners of the Partnership or any Series, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 13.11 Third Party Beneficiaries.

Except for the provisions of Section 3.4(c) (which are intended to be for the benefit of, and shall be enforceable by, each Material Subsidiary of Enbridge Partners as if they were party to this Agreement), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and Indemnitees any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENBRIDGE ENERGY PARTNERS, L.P.

By: ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of authority of Enbridge Energy Company, Inc., its general partner

By:	/s/ TERRANCE L. MCGILL
Name:	Terrance L. McGill
Title:	President

ENBRIDGE PIPELINES (LAKEHEAD) L.L.C.

By:	/s/ BRUCE A. STEVENSON
Name:	Bruce A. Stevenson
Title:	Secretary

ENBRIDGE PIPELINES (WISCONSIN) INC.

By:	/s/ BRUCE A. STEVENSON
Name:	Bruce A. Stevenson
Title:	Secretary

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ STEPHEN J.J. LETWIN
Name:	Stephen J.J. Letwin
Title:	Managing Director

ENBRIDGE PIPELINES (ALBERTA CLIPPER) L.L.C.

By:	/s/ STEPHEN J.J. LETWIN
Name:	Stephen J.J. Letwin
Title:	Managing Director

[Signature Page – Third Amended and Restated Agreement of Limited Partnership

of Enbridge Energy, Limited Partnership]

EXHIBIT A

Initial Partnership Interests

Series AC Partners	Series AC Partnership Interest	Initial Series AC Capital Contribution	Maximum Commitment
EECI	66.66% limited partner interest	$155,870,000.00	$446,188,710.00
EECI Sub	0.01% limited partner interest	23,382.84	66,935.00
Enbridge Partners	33.329% limited partner interest	77,932,661.72	223,087,661.50
Lakehead GP	0.0005% general partner interest	1,169.14	3,346.75
Wisconsin GP	0.0005% general partner interest	1,169.14	3,346.75

Total:	100.0000%	$233,828,382.84	$669,350,000.00

Series LH Partners	Series LH Partnership Interest
Enbridge Partners	99.999% limited partner interest
Lakehead GP	0.0005% general partner interest
Wisconsin GP	0.0005% general partner interest

Total:	100.0000%

EXHIBIT B

Exclusive Series AC Assets

1.	Approximately 325 miles of new 36-inch diameter crude oil pipeline from the U.S.-Canadian border near Neche, North Dakota to Superior, Wisconsin.

2.	Three new pump stations located at Viking, Clearbrook and Deer River, Minnesota.

3.	30-inch delivery piping with manifold connections and related control valves at Clearbrook, Minnesota.

4.	Five 200,000-barrel break out tanks at Superior, Wisconsin.

5.	36-inch diameter tank lines from each tank at Superior, Wisconsin.

6.	Three 1,000-horsepower booster pumps at Superior, Wisconsin.

7.	36-inch line from tank manifold to connections with Southern Access Expansion (Line 61) and Line 6A.

8.	All service agreements, easements and rights-of-way related solely to the operation of the Alberta Clipper Project.

9.	All permits, licenses, consents and approvals related solely to the operation of the Alberta Clipper Project.

10.	All rights to the Revenue Requirement.

11.	All shipping, transportation and storage agreements or arrangements related solely to the Alberta Clipper Project.

12.	All other property interests (including real and personal property and tangible and intangible property) solely related to the Alberta Clipper Project.

EXHIBIT C

Shared Assets

ARTICLE I

DEFINITIONS

1.1 Additional Defined Terms. The following additional definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Exhibit C. Unless specifically defined in this Exhibit C, terms defined in the Agreement are used in this Exhibit C as defined in the Agreement.

“Capital Improvement Project” has the meaning assigned to such term in Section 4.3(a) of this Exhibit C.

“Force Majeure Event” has the meaning assigned to such term in Section 5.1(b) of this Exhibit C.

“Governmental Authority” shall mean (i) the United States of America or Canada, or any state, province or political subdivision thereof within the United States of America or Canada and (ii) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or Canada, or of any state, province or political subdivision thereof within the United States of America or Canada.

“Improvement Series” has the meaning assigned to such term in Section 4.3(a) of this Exhibit C.

“Rejecting Series” has the meaning assigned to such term in Section 4.3(b) of this Exhibit C.

“Shared Asset Manager” has the meaning assigned to such term in Section 4.2(a) of this Exhibit C.

“Shared Assets” means collectively, the Shared Contracts, the Shared Facilities, the Shared Permits and the Shared Real Property Rights.

“Shared Contract Party” means one or more of the Partnership generally, the Series AC or the Series LH, depending on which is or are parties to a particular Shared Contract.

“Shared Contracts” means the contracts, agreements and commitments of the Partnership generally or a Series existing as of the Closing Date or entered into thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH, including the contracts described in Schedule 1 to this Exhibit C.

“Shared Facilities” means the information systems, control systems, electrical infrastructure and equipment, data lines, emergency response equipment, communication lines, maintenance facilities, valves, motor control centers, buildings, pump station locations, terminal facilities, lab facilities, fire protection systems, tank farms and other facilities or systems of the

[Exhibit C – Page 1]

Partnership generally or a Series existing as of the Closing Date or developed, constructed or acquired thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH.

“Shared Permits” means the licenses, consents, approvals, registrations, franchises, permits and authorizations of the Partnership generally or a Series existing as of the Closing Date or acquired thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH.

“Shared Real Property Rights” means the easements, leasehold rights, real property at station sites, other surface use rights and rights-of-way of the Partnership generally or a Series existing as of the Closing Date or acquired thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH.

ARTICLE II

DESIGNATION OF SHARED ASSETS

2.1 Shared Facilities. Each of the Series AC and the Series LH is hereby granted an unconditional, irrevocable, perpetual royalty free right to use the Shared Facilities to the extent necessary in connection with the construction, operation or maintenance of the assets of such Series.

2.2 Shared Contracts. Each Shared Contract Party shall hold each Shared Contract to which it is a party for the benefit of the Partnership generally, the Series AC and the Series LH. Each of the Partnership generally, the Series AC and the Series LH shall have the benefit of all rights available to the Shared Contract Party under each Shared Contract. All decisions in respect of the Shared Contracts shall be made by the Shared Asset Managers in accordance with the terms of Section 4.2 of this Exhibit C. The Shared Contract Party shall comply with such decisions or delegation of authority, as applicable, with respect to each Shared Contract. Without limiting the foregoing, (i) promptly upon receipt and delivery as applicable, the Shared Contract Party shall provide (a) to the Shared Asset Managers copies of all notices and other correspondence relating to each Shared Contract and (b) additionally, to the Series AC Partners copies of all notices and other correspondence relating to the Tariff Term Sheet, and (ii) the Shared Contract Party shall immediately notify the Shared Asset Managers if a default or other material event occurs in respect of a Shared Contract (such as an event that affects the validity or enforceability of a Shared Contract or an event that may result in an early termination of a Shared Contract).

2.3 Shared Real Property Rights. Each of the Series AC and the Series LH is hereby granted an unconditional, irrevocable, perpetual royalty free right to use the Shared Real Property Rights to the extent necessary in connection with the construction, operation or maintenance of the assets of such Series.

2.4 Shared Permits. The Partnership shall hold the Shared Permits for the benefit of the Series AC and the Series LH. Each of the Series AC and the Series LH shall have the benefit of all rights available to the Partnership under the Shared Permits. All decisions in respect of the Shared Permits shall be made by the Shared Asset Managers in accordance with the terms of

[Exhibit C – Page 2]

Section 4.2 of this Exhibit C. The Partnership shall comply with such decisions or delegation of authority, as applicable. Without limiting the foregoing, promptly upon receipt and delivery as applicable, the Partnership shall provide to the Shared Asset Managers copies of all notices and other correspondence relating to the Shared Permits.

2.5 Designation of Shared Assets. The designated interest of each Series in a Shared Asset shall be allocated to the Series pro rata in accordance with a ratio the numerator of which is the costs incurred by each Series to develop, construct or acquire such Shared Asset and the denominator of which is the aggregate costs incurred by the Series AC and the Series LH collectively to develop, construct or acquire such Shared Asset; provided, however, that all of the Shared Assets existing as of the Closing Date will be allocated to the Series LH, except for any of the Shared Assets existing as of the Closing Date that have been developed, constructed or acquired by the Partnership in connection with the Alberta Clipper Project, which shall be allocated to the Series AC. The rights of each Series to use the Shared Assets as described in this Article II shall not be affected by the terms of this Section 2.5.

ARTICLE III

ADDITIONAL SERIES

3.1 Additional Series. In the event that, subsequent to the Closing Date, an additional Series is established, then each of the Series AC and the Series LH shall cooperate in good faith with such additional Series and the Partnership generally, if necessary, to amend the Agreement and this Exhibit C as appropriate to reflect the addition of such Series and for the applicable assets to be shared among the Series on mutually agreeable terms, reasonably determined on a basis similar to the terms set forth in this Exhibit C.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1 Use of Shared Assets.

(a) Rights to Use. Each of the Series AC and the Series LH acknowledges that both of the Series AC and the Series LH will have the right to use the Shared Assets in accordance with the terms of this Exhibit C.

(b) Liability. Each Series shall be responsible for its Proportionate Share of Shared Liabilities with respect to each Shared Asset pursuant to Section 3.4(d) of the Agreement.

(c) Cooperation. The Series AC and the Series LH shall cooperate in good faith with each other with respect to the use of the Shared Assets and will not use the Shared Assets in a manner that interferes unreasonably with the operations of any other Series or the Partnership generally.

(d) Priority of Use. In the event of a conflict limiting the ability of both Series to make use of a particular Shared Asset to the extent desired by each of the Series AC and the Series LH, priority of use shall be given for the Series AC or the Series LH to use such Shared Asset in the following order:

(i)	first, to the Series AC or the Series LH, to the extent necessary to address any emergency;

[Exhibit C – Page 3]

(ii)	second, prior to the In-Service Date, to the Series AC, to the extent necessary in connection with the construction of the Alberta Clipper Project; provided that the Series AC’s use of the Shared Assets pursuant to this clause (ii) shall not result in interruptions that could materially and adversely affect the business operations of the Series LH without the consent of the Series LH’s Shared Asset Manager; and

(iii)	third, in the proportions required by the Series AC and the Series LH to conduct their respective operations, provided in the event of a conflict limiting the ability of both Series to make use of a particular Shared Asset to the extent desired by each Series in such a situation, the Managing General Partner of the Partnership generally shall determine priority of use for the Series AC or the Series LH based on the needs of each Series in respect of such Shared Asset.

(e) Standard of Care. Each Series shall act with respect to the Shared Assets (i) in a professional manner and in accordance with generally accepted industry standards, (ii) in accordance with the Partnership’s policies, procedures and requirements, as determined by the Managing General Partner of the Partnership generally, and (iii) in accordance with applicable law in all material respects. Each Series shall use commercially reasonable efforts to do or cause to be done all such things as shall be necessary and proper with respect to the Shared Assets to ensure that the rights of the other Series in respect of the Shared Assets shall be preserved for the benefit of such Series.

4.2 Management of Shared Assets.

(a) Managers. Each Series hereby appoints the Managing General Partner of such Series (each a “Shared Asset Manager”) to serve as the primary point of contact for communications between the Series relating to the day-to-day operations of the Shared Assets, to have overall responsibility for managing and coordinating the performance of the appointing Series’ obligations under this Exhibit C, and to be authorized to act for and on behalf of the appointing Series concerning all matters relating to this Exhibit C.

(b) Decisions.

(i)	All decisions in respect of the Shared Assets shall require the joint decision of the Shared Asset Managers of the Series AC and the Series LH unless otherwise required by the terms of this Agreement. The Shared Asset Managers shall act reasonably, taking into account the considerations of each Series, in connection with all decisions regarding the Shared Assets.

[Exhibit C – Page 4]

(ii)	In the event of a conflict between the Shared Asset Managers of the Series AC and the Series LH, then (1) if one Series has priority of use pursuant to Section 4.1(d) of this Exhibit C, then such Series shall prevail and (2) other decisions shall be made by the Shared Asset Manager of the Series that is reasonably likely to bear the greater proportion of the costs relating to such matter.

(iii)	If the Shared Asset Managers are not the same Person, then notwithstanding the foregoing, the following actions shall require the prior written consent of the Majority in Interest of the Series AC and the Majority in Interest of the Series LH:

(A)	the disposition, transfer, sale, conveyance or exchange of any Shared Asset in excess of $25,000,000, in each case; or

(B)	material modifications of the Shared Contracts, Shared Real Property Rights or Shared Permits.

(c) Meetings. The Shared Asset Managers agree to have meetings if called at any time upon five Business Days prior written notice by a Shared Asset Manager. Each Series shall make available at such meetings their personnel who are familiar with the details of the particular Shared Assets under review.

4.3 Capital Improvements.

(a) A Series (the “Improvement Series”) may submit from time to time to the other Series written requests to undertake capital expenditures or capital improvement projects relating to the Shared Assets (each, a “Capital Improvement Project”). Any such requests shall specify in reasonable detail the Capital Improvement Project, any permits that may be required, the estimated cost of such Capital Improvement Project, any proposed changes to this Exhibit C, and any other relevant information relating to such Capital Improvement Project. Each Series agrees that it will consider in good faith any such request, but a Series shall have no obligation to agree to undertake any Capital Improvement Project and may reject any request by the other Series. If the Series agree to undertake any Capital Improvement Project, the Series shall cooperate in good faith to reach agreement on the allocation of responsibility for all costs associated with such Capital Improvement Project.

(b) A rejecting Series (the “Rejecting Series”) shall provide the other Series a written explanation for the rejection of any request to undertake a Capital Improvement Project. If the Improvement Series desires to undertake a Capital Improvement Project relating to the Shared Assets despite the Rejecting Series’s rejection, then the Improvement Series (i) may undertake such Capital Improvement Project on a sole risk basis, (ii) shall bear the entire cost and Liability associated with such Capital Improvement Project, (iii) shall be solely entitled to all the benefits and rights of use associated with such Capital Improvement Project and (iv) shall develop such Capital Improvement Project in a manner that does not interfere unreasonably with the operations of any other Series or the Partnership generally.

[Exhibit C – Page 5]

4.4 Nature of Right to Use. The right to use the Shared Assets as provided in this Exhibit C (i) is an integral, non-severable part of the Agreement, (ii) is an integral part of the Partnership Interests of the Series and the assets of the Series designated under the Agreement and (iii) shall not be deemed to be an executory contract or agreement that can be rejected or otherwise terminated in any bankruptcy, receivership or similar proceeding of the Partnership.

4.5 Valuation. In any valuation of the assets of a Series, the value of such assets shall include the continuing right to use the Shared Assets as provided in this Exhibit C.

ARTICLE V

FORCE MAJEURE

5.1 Force Majeure Event.

(a) Subject to the following provisions of this Article V, a Series shall not be in default hereunder or responsible for any loss or damage to the other Series resulting from any delay in performing or failure to perform any obligation of such Series under this Exhibit C (other than payment obligations) to the extent such failure or delay is caused by a Force Majeure Event.

(b) “Force Majeure Event” means the following events, conditions and circumstances, except to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or caused by the negligence, breach, default or misconduct of the Series claiming the Force Majeure Event:

(i)	any act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, terrorism, riot, sabotage or embargo, and any interruption of or delay in transportation, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment resulting from the foregoing;

(ii)	any labor disputes from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Series to concede; or

(iii)	compliance with any order, action, direction or request of any Governmental Authority or with any applicable law not brought about by any action or omission on the part of the Series claiming the Force Majeure Event.

5.2 Force Majeure Notice. The Series whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 5.1 of this Exhibit C, (i) be actually prejudiced by such Force Majeure Event and (ii) promptly give the other Series notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Series shall be obligated to resolve any labor disputes other than as it shall determine to be in its best interests.

[Exhibit C – Page 6]

ARTICLE VI

MISCELLANEOUS

6.1 Conflict with Agreement. The terms of the Agreement, excluding this Exhibit C, shall govern to the extent of any inconsistency or conflict between the terms of the Agreement, excluding this Exhibit C, and this Exhibit C.

6.2 Amendments. The terms of this Exhibit C shall be amended to the extent required to conform with any amendment or modification to the other terms of the Agreement.

6.3 Governing Law. This Exhibit C shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

[Exhibit C – Page 7]

Schedule 1

Shared Contracts

1. Canadian Association of Petroleum Producers contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

2. Power supply contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

3. Communication contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

4. Emergency response contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

[Exhibit C – Page 8]